Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

IRG HOLDINGS CURACAO, N.V.
IRG US HOLDINGS CORP.
INTERNATIONAL RACING GROUP, N.V.
IT’S ALL GOOD BUDDY, INC.

AND

LOUIS J. TAVANO
JAMES SCOTT AND
RICHARD M. TAVANO

Dated as of June 1, 2005

STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this “Agreement”) is entered into as of June 1, 2005, by and among IRG Holdings Curacao, N.V., a corporation organized under the laws of Curacao, Netherlands Antilles (the “IRG Buyer”), IRG US Holdings Corp., a Delaware corporation (“IAGB Buyer,” and collectively with the IRG Buyer, the “Buyers” and each a “Buyer,” and collectively with the IRG Buyer and Youbet (as defined below), the “Youbet Entities” and each a “Youbet Entity”), It’s All Good Buddy, Inc., a Nevada corporation (“IAGB”), International Racing Group N.V., a corporation organized under the laws of Curacao, Netherlands Antilles (“IRG” or the “Company” and collectively with IAGB, the “IRG Companies,” each an “IRG Company”) and Louis J. Tavano, James Scott, and Richard M. Tavano (each a “Seller” and collectively the “Sellers”).

RECITALS

A.	The Company is in the business of conducting a telephone pari-mutuel wagering operation (the “Business”).

B.	The Sellers own all of the outstanding equity interests of the IRG Companies.

C.	Youbet.com, Inc., a Delaware corporation (“Youbet”) owns all of the issued and outstanding equity interests of the IAGB Buyer, and the IAGB Buyer owns all of the issued and outstanding equity interests of the IRG Buyer.

D.	At the Closing, the Sellers desire to sell, and the IRG Buyer desires to purchase, all of the issued and outstanding equity interests (the “Company Shares”) of the Company, for the consideration and on the terms set forth in this Agreement.

E.	At the Closing, the Sellers desire to sell, and the IAGB Buyer desires to purchase, all of the issued and outstanding equity interests (the “IAGB Shares” and collectively with the Company Shares, the “Shares”) of IAGB, for the consideration and on the terms set forth in this Agreement.

F.	The Buyers and the Sellers intend for the purchase and sale of the Shares to be treated as a taxable purchase for tax purposes.

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, it is hereby agreed between the Buyers and the Sellers as follows (certain initially capitalized terms used herein are defined in Section 13):

     1. SALE AND TRANSFER.

     1.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below):

          (a) The Sellers will sell and transfer all of the Company Shares to the IRG Buyer, and the IRG Buyer will purchase the Company Shares from the Sellers; and

          (b) The Sellers will sell and transfer all of the IAGB Shares to the IAGB Buyer, and the IAGB Buyer will purchase the IAGB Shares from the Sellers.

     1.2 [Intentionally Left Blank]

     1.3 Purchase Price.

          (a) The aggregate purchase price (the “Purchase Price”) for the Shares shall be as follows:

               (1) $2,000,000 in cash at the Closing (subject to the adjustment as set forth below);

               (2) 55,557 shares of Youbet Common Stock (the “Youbet Common Stock”), which stock will be subject to a one year lock-up pursuant to the terms of a lock-up agreement (the “Lock-Up Agreement”) in substantially the form attached hereto as Exhibit A.;

               (3) 111,111 shares of Youbet Common Stock, which stock (the “Restricted Stock”), will be subject to the Restricted Stock Agreement (the “Restricted Stock Agreement”) in substantially the form attached hereto as Exhibit B as well as the Lock-Up Agreement.;

               (4) additional cash payments on account of the Purchase Price (“Additional Cash Payments”), as calculated in accordance with Schedule 1.3(a).

          (b) Working Capital Adjustments to Purchase Price. The cash portion of the Purchase Price (set forth in Section 1.3(a)(i)) will be adjusted (the “Purchase Price Adjustment”) by the amount by which the Working Capital of the IRG Companies as of the Closing Date is not $0.

          (1) Purchase Price Adjustment.

                    (1) No later than the issuance by Youbet of its first Form 10-Q which includes the consolidated results of Youbet and the IRG Companies, the Buyers will deliver to the Sellers a schedule setting forth in reasonable detail the Buyers’ calculation of the Purchase Price Adjustment as of the Closing Date based on actual Working Capital as of the Closing Date (the “Post-Closing Estimated Adjustment Amount”); provided, that solely for purposes of determining the Post-Closing Estimated Adjustment Amount (and not for any other purpose whatsoever), Buyers shall assume that all Accounts Receivable shall be collected, in full, on or prior to the first anniversary of the Closing Date and no reserves or charge-offs shall have been established for any Accounts Receivable (except to the extent such reserves or charge-offs have been established by Sellers at Closing).

                    (2) The Post-Closing Estimated Adjustment Amount will be subject to the Sellers’ review. In reviewing the Post-Closing Estimated Adjustment Amount, the Sellers will have the right to communicate with, and to review the work papers, schedules, memoranda and other documents the Buyers prepared or reviewed in determining the Post-Closing Estimated Adjustment Amount and thereafter will have access to all relevant books and records, all to the extent the Sellers reasonably require to complete its review of the Buyers’ calculation of the Post-Closing Estimated Adjustment Amount. Within 10 calendar days after its receipt of the Buyers’ calculation of the Post-Closing Estimated Adjustment Amount, the Sellers will advise the Buyers whether, based on such review, it has any exceptions to such calculation. Unless the Sellers deliver, to the Buyers within such 10 calendar day period a letter describing its exceptions to the Buyers’ calculation of Post-Closing Estimated Adjustment Amount, the Purchase Price Adjustment shall equal the Post-Closing Estimated Adjustment Amount, and such amount shall be conclusive and binding on the parties. If the Sellers submit a letter detailing any exceptions to the calculation of the Post-Closing Estimated Adjustment Amount, then (1) for 10 days after the date the Buyers receive such letter, the Sellers and the Buyers will use their Best Efforts to agree on the calculation of the Purchase Price Adjustment and (2) lacking such agreement, the matter will be resolved under Section 1.3(b)(3).

                    (3) If the Buyers and the Sellers have not agreed as to the Purchase Price Adjustment within the 10 days after delivery of such letter, then for 15 days thereafter either the Buyers or the Sellers will have the right to refer the matter for resolution by any certified public accountant with significant experience in gaming accounting issues and who is otherwise reasonably acceptable to the parties (the “Valuation Expert”), by giving notice to the other of their election to do so. If the parties are unable to agree upon the identity of a Valuation Expert, then each party shall select one Person to be the Valuation Expert, and the two parties so selected to act in such capacity shall (within 30 days after delivery of the Sellers’ exception letter) select a Valuation Expert. Within five business days after selecting the Valuation Expert, the Buyers and the Sellers will deliver to each other and to the Valuation Expert a notice setting forth in reasonable detail the amount and calculation of the Purchase Price Adjustment (the “Decision Notice”). Within ten business days after receiving the Decision Notices, the Valuation Expert will determine the Purchase Price Adjustment and such amount will be conclusive and binding upon the parties. The party whose calculations of the Purchase Price Adjustment (as set forth in the Decision Notice) are furthest from the amount calculated by the Valuation Expert shall bear the Valuation Expert’s expenses.

                    (4) If the Purchase Price Adjustment is different than zero (0), then, within two business days of the determination of the Purchase Price Adjustment, (a) the Sellers will pay to the Buyers the amount (if any) by which the Working Capital of the IRG Companies at the Closing is less than zero(0) or, (b) the Buyers will pay Sellers the amount (if any) by which the Working Capital of the IRG Companies at the Closing exceeds zero (0), together with interest thereon at the Applicable Rate during the period commencing on and including the Closing Date and continuing through but excluding the date the Purchase Price Adjustment is paid. The “Final Purchase Price” is the Purchase Price paid at closing, increased or decreased, as applicable, by the Purchase Price Adjustment paid by the Buyers or the Sellers pursuant to this Section 1.3(b).

               (c) Payment of Purchase Price. The cash portion of the Purchase Price (as adjusted, if at all, pursuant to Section 1.3(b)) shall be payable as set forth above, and shall be paid by bank wire transfer of immediately available funds to an account designated by the Seller. The Purchase Price shall be allocated among the Sellers as set forth on Schedule 1.3(c). Notwithstanding anything set forth to the contrary herein, the Buyers’ obligations to make any of the payments described in this Section 1.3 shall be subject to the Buyers’ rights to withhold a portion of the Purchase Price pending resolution of the matters described in a notice of an indemnification claim as set forth in Section 11.

               (d) Purchase Price Allocation. The parties shall allocate the Purchase Price in accordance with Schedule 1.3(d).

               (e) Required Installment Payment. In the event that (i) there is a Material Adverse Effect that is due to the termination of the Management Agreement by IRG pursuant to Section 10(d) of the Management Agreement, (ii) the Youbet Entities sell all or substantially all of the stock or assets of the Company to a party that is not a Related Person of Buyers (which, for this purpose, excludes an assignment for the benefit of creditors or in connection with any state or federal bankruptcy, insolvency or similar proceeding) or (iii) if the business of IRG is discontinued or terminated after the Closing by Buyers, unless such suspension or discontinuance is due to or occurs after (A) a material breach of this Agreement or other Transaction Documents by Sellers, which Breach is not cured by Sellers (if curable) following notice and reasonable opportunity to cure, (B) a material change in Law or (C) the termination of the Management Agreement under Section 10(a), (b) and/or (c) thereof, or by mutual agreement of the parties thereto ((i), (ii) and (iii) above, collectively, the “Triggering Events” and each a “Triggering Event”), Sellers shall have the right to deliver a notice (the “Trigger Notice”) and elect to receive the “Required Installment Payment” (as calculated as set forth below). Such Trigger Notice shall be delivered by Sellers, if at all, within: (x) if the Triggering Event is the events described in Section 1.3(e)(ii), then the later of (1) thirty (30) calendar days after the Youbet Entities give the Sellers written notice of such sale, or (2) five (5) business days before the closing of the sale; or (y) in the case of any other Triggering Event, thirty (30) calendar days following the occurrence of a Triggering Event. If the Sellers deliver a Trigger Notice, on the 60th day following each of the then remaining Closing Anniversaries, the Sellers shall receive a payment equal to the Required Installment Payment, calculated in accordance with paragraphs 2, 3 and 4 of Schedule 1.3(a), but subject to the following:

               (1) IRG Handle for the Trigger Measuring Period and for each subsequent Measuring Period (if any) shall equal one third (1/3) of the product of (i) (A) the sum of IRG Handle for each completed Measuring Period plus (B) the IRG Handle for the number of full months in the Trigger Measuring Period and (ii) thirty-six (36) divided by the number of full months from the Closing through the end of the Trigger Measuring Period; and

               (2) the Net Commission Percentage for the Trigger Measuring Period and each subsequent Measuring Period shall equal the result of the following (expressed as a percentage):

(A*B) + (C*D) + (E*F)
A+C+E

A =	IRG Handle for the First Measuring Period (if such Measuring Period is theretofore completed)

B =	Net Commission Percentage, expressed as a decimal, on IRG Handle for the First Measuring Period (if such Measuring Period is theretofore completed)

C =	IRG Handle for the Second Measuring Period (if such Measuring Period is theretofore completed)

D =	Net Commission Percentage, expressed as a decimal, on IRG Handle for the Second Measuring Period (if such Measuring Period is theretofore completed)

E =	the product of (x) 12 divided by the number of full months in the Trigger Measuring Period and (y) IRG Handle for the number of full months in the Trigger Measuring Period

F =	Net Commission Percentage, expressed as a decimal, on IRG Handle referenced in “E”

          In no event shall any Required Installment Payment exceed (a) with respect to calculations made under paragraphs 2, 3, and 4(d) of Schedule 1.3(a), $1.9 million for any Measuring Period or $5.7 million in the aggregate, or (b) with respect to calculations made under paragraphs 4(a) and 4(b) of Schedule 1.3(a), $500,000 for any individual payment or $1.5 million in the aggregate. No other Additional Cash Payments shall be due under Schedule 1.3(a) after the date of a Trigger Event.

          The obligations of Buyers to pay any Required Installment Payment shall be subject to (i) Sellers’ execution of a general release and waiver in form and substance reasonably satisfactory to Buyers and (ii) Sellers’ continued compliance with this Agreement and the Noncompetition Agreement.

     2. CLOSING.

     2.1 Closing Date. The purchase and sale (the “Closing”) provided for in this Agreement will take place on June 2, 2005 at the offices of Sheppard, Mullin, Richter &

Hampton LLP, 333 South Hope Street, 48th Floor, Los Angeles, California 90071 at 9:00 a.m. Pacific Standard Time, or at such other time and place as the parties may agree.

     2.2 Sellers’ Closing Date Deliveries. At the Closing, the Sellers will deliver, or cause to be delivered, to the Buyers:

          (a) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers);

          (b) a copy of each of the IRG Companies’ Organizational Documents as currently in effect, certified as of a recent date by the appropriate governmental authority;

          (c) certified copy of an Extract of the Company from the Handelregister Curacao;

          (d) a certificate of good standing from the Nevada Secretary of State for IAGB;

          (e) organizational documents for Jacktrade LLC, a Nevada limited liability company (the “Management Co.”) evidencing the due organization and valid existence of Management Co. in the State of Nevada;

          (f) a Secretary’s certificate of each of the IRG Companies dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyers, as to the lack of amendments to the Organizational Documents of each of the IRG Companies since the date of the certificate referred to in Section 2.2(b);

          (g) officer’s certificates, substantially in the form of Exhibit C duly executed on each of the IRG Companies’ behalf, as to whether each condition specified in Section 7.1 has been satisfied in all material respects;

          (h) Sellers’ certificate duly executed on each of the IRG Companies’ behalf, as to whether each condition specified in Section 7.1 and 7.2 has been satisfied in all material respects;

          (i) Certificate of Gaming Services Provider, N.V. (“GSP”) as licensee under that certain License Agreement dated as of August 18, 1998 granted by the Governor of the Netherland Antilles to GSP attached substantially in the form of Exhibit D (the “Master License Certificate”);

          (j) Certificate of GSP as sub-licensor under that certain Sub-License Agreement dated June 26, 2000 by and between GSP and the Company attached substantially in the form of Exhibit E (the “Sub-License Certificate”);

          (k) release substantially in the form of Exhibit F duly executed by the Sellers (the “Sellers’ Release”);

          (l) management agreement substantially in the form of Exhibit G and dated as of June 1, 2005, duly executed by the Company and the Management Co. (the “Management Agreement”);

          (m) joinder agreement substantially in the form of Exhibit H duly executed by Richard M. Tavano and the Company (the “Joinder Agreement”);

          (n) the Noncompetition Agreement substantially in the form of Exhibit I, duly executed by the Sellers, the Management Co., and the Youbet Entities (the “Noncompetition Agreement”);

          (o) the Lock-up Agreement, duly executed by each of the Sellers;

          (p) the Restricted Stock Agreement duly executed by the Sellers;

          (q) a legal opinion, in substantially the form of Exhibit J (“Sellers’ Opinion”) duly executed by the Sellers’ counsel covering matters of U.S. (California and Nevada) and Netherlands Antilles law;

          (r) a release (in form and substance reasonably acceptable to the Buyers) executed by the Broker (as defined below in Section.3.1(c) below);

          (s) the registration rights agreement, in substantially the form attached as Exhibit K (“Registration Rights Agreement”) duly executed by each of the Sellers;

          (t) the Deed of Transfer (“Deed of Transfer”) duly executed by the Company and the Sellers;

          (u) a list of all customers of the IRG Companies during the twenty-four (24) month period up to and including the Closing Date; and

          (v) such additional documents as required under Section 7.5.

     2.3 Buyers’ Closing Date Deliveries. At the Closing, the Buyers will deliver, or cause to be delivered, the following to the Sellers:

          (a) $2,000,000.00 in cash (subject to an adjustment pursuant to Section 1.3(b)) by wire transfer to accounts specified by the Sellers on Schedule 2.3(a);

          (b) certificates representing that number of shares of Youbet Common Stock as calculated pursuant to Section 1.3(a)(ii) to the Sellers (allocated among the Sellers as set forth on Schedule 2.3(b));

          (c) certificates representing that number of shares of Youbet Common Stock as calculated pursuant to Section 1.3(a)(iii) to the Secretary of Youbet, or such other person as designated by the Buyers, as escrow agent allocated among the Sellers as set forth on Schedule 2.3(b);

          (d) officers’ certificates, substantially in the form of Exhibit L duly executed on the Buyers’ behalf, as to whether each condition specified in Section 8 has been satisfied in all material respects;

          (e) certificates executed by the Buyers to the effect that, except as otherwise stated in such certificate, each of the Buyers’ representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

          (f) the Management Agreement, duly executed by the Company;

          (g) the Registration Rights Agreement, duly executed by Youbet;

          (h) a Guaranty in substantially the form attached as Exhibit M (the “Youbet Guaranty”) duly executed by Youbet; and

          (i) the Deed of Transfer duly executed by the IRG Buyer.

     3. REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS.

     3.1 Representations and Warranties of the Sellers. The Sellers, jointly and severally, represent and warrant to the Buyers that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then, except as expressly provided in a representation or warranty, and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1).

          (a) Power and Authority; Enforceability. Each Seller has the requisite competence and authority to execute and deliver each Transaction Document to which he is a party, and to perform and to consummate the Transactions. Each Seller has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which he is party, the performance of such Seller’s obligation’s thereunder, and the consummation of the Transactions. Each Transaction Document has been duly authorized, executed, and delivered by, and is Enforceable against, each Seller that is party thereto.

          (b) No Violation. Except as set forth on Schedule 3.1(b), the execution and the delivery of the Transaction Documents by each Seller party thereto and the performance and consummation of the Transactions by such Seller will not (i) to the Knowledge of the Sellers, Breach any Law or Order to which any Seller is subject, (ii) Breach any Contract, Order, or Permit to which the Seller is a party or by which Seller is bound or to which any of the Seller’s assets is subject, or (iii) require any Consent, except (A) any SEC and other filings required to be made by any of the Youbet Entities, and (B) any notifications or filings to the relevant state or federal regulatory agencies. No Seller that is party to any Contract to which any of the IRG Companies are a party or by which any of the IRG Companies are bound or any of their assets are subject has Breached any such Contract.

          (c) Brokers’ Fees. Except in connection with the party executing the broker release (the “Broker”), no Seller has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which any of the Youbet Entities or any of the IRG Companies could become directly or indirectly Liable.

          (d) Shares; Seller Information. Each Seller holds of record and owns beneficially the number of Shares as set forth next to such Seller’s name in Schedule 3.1(d), free and clear of any Encumbrances and, at the Closing, the Buyers shall acquire the Shares free and clear of any Encumbrances (other than any restrictions under the Securities Act and state securities Laws). With respect to each Seller, Schedule 3.1(d) also sets forth the address, state of residence of such Seller as of the date hereof. No Seller is a party to any Contract that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of any of the IRG Companies (other than this Agreement). No Seller is a party to any other Contract with respect to or affecting any capital stock of any of the IRG Companies.

          (e) Investment. Each Seller:

               (i) is acquiring Youbet Common Stock for their own account and not with a view to distribution of Youbet Common Stock within the meaning of Section 2(11) of the Securities Act. Each Seller is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act;

               (ii) has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of such Seller’s investment in Youbet Common Stock contemplated hereby, and that such Seller is able to bear the economic risk and lack of liquidity inherent in holding Youbet Common Stock indefinitely;

               (iii) has had access to all of Youbet’s publicly filed information and all materials, documents and other information that it deems necessary or advisable to evaluate Youbet, Youbet Common Stock and the Transactions; and

               (iv) has made his or her own independent examination, investigation, analysis and evaluation of Youbet and Youbet Common Stock, including his or her own estimate of the value of Youbet Common Stock.

     3.2 Representations and Warranties of Buyers. Each of the Buyers represents and warrants to the Sellers that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and, except as expressly provided in a representation or warranty, as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

          (a) Entity Status:

          (1) The IRG Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Curacao, Netherlands Antilles;

          (2) The IAGB Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware; and

          (3) Youbet is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

There is no pending or Threatened Proceeding (or basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of any of the Youbet Entities.

          (b) Power and Authority; Enforceability. Each of the Youbet Entities has the requisite corporate power and corporate authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Transactions. Each of the Youbet Entities has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which any of the Youbet Entities is a party has been duly authorized, executed and delivered by, and is Enforceable against, each of the Youbet Entities, as applicable.

          (c) No Violation. Except as set forth on Schedule 3.2(c), the execution and delivery of the Transaction Documents to which any of the Youbet Entities, as applicable, is a party by the Youbet Entities and the performance and consummation of the Transactions by the Youbet Entities will not (i) Breach any Law or Order to which any of the Youbet Entities is subject or any provision of its Organizational Documents; (ii) Breach any Contract, Order, or Permit to which any of the Youbet Entities is a party or by which it is bound or to which any of its assets is subject; (iii) require any Consent, except (A) any SEC and other filings required to be made by any of the Youbet Entities, and (B) any notifications or filings to the relevant state or federal regulatory agencies.

          (d) Capitalization. The shares of Youbet Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities Laws.

     4. REPRESENTATIONS AND WARRANTIES CONCERNING THE IRG COMPANIES. The Sellers, jointly and severally, represent and warrant to the Youbet Entities that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then, except as expressly provided in the representation or warranty, and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

     4.1 Company Status.

          (a) Schedule 4.1 contains a complete and accurate list for each of the IRG Companies of its name, its jurisdiction of incorporation, all other jurisdictions in which it is authorized to do business, its capitalization (including the identity of each stockholder and the number of shares held by each), and its directors and officers. Each of the IRG Companies is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. Each of the IRG Companies is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. There is no pending or Threatened Proceeding for the dissolution, liquidation, insolvency, or rehabilitation of any of the IRG Companies.

          (b) Each of the IRG Companies has full corporate power and corporate authority to conduct its business as it is now being conducted and any business in which it currently proposes to engage, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Applicable Contracts.

          (c) The Sellers have delivered to the Youbet Entities copies of the Organizational Documents of each of the IRG Companies, as amended to date.

     4.2 Power and Authority; Enforceability. Each of the IRG Companies has the relevant entity power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. Each of the IRG Companies has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of such IRG Company’s obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which any of the IRG Companies is party has been duly authorized, executed, and delivered by, and is Enforceable against, such IRG Company.

     4.3 No Violation. Except as listed on Schedule 4.3, or as otherwise disclosed to the Buyers in writing that specifically references this Section 4.3, the execution and delivery of the applicable Transaction Documents by the IRG Companies and the performance of their respective obligations hereunder and thereunder, and consummation of the Transactions by each of the IRG Companies will not directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of the IRG Companies, or (ii) any resolution adopted by the board of directors or the stockholders of any of the IRG Companies;

          (b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the IRG Companies or either Seller, or any of the assets owned, possessed or used by any of the IRG Companies, may be subject;

          (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the IRG Companies or that otherwise relates to the business of, or any of the assets owned, possessed or used by, any of the IRG Companies;

          (d) as far as the Sellers have actual Knowledge cause any of the Youbet Entities or any of the IRG Companies to become subject to, or to become liable for the payment of, any Tax;

          (e) cause any of the assets owned, possessed or used by any of the IRG Companies to be reassessed or revalued by any taxing authority or other Governmental Body;

          (f) contravene, conflict with, or result in a Breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

          (g) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the IRG Companies.

Except as set forth in Schedule 4.3, no Seller or IRG Company is or will be required to give any notice to or obtain any Consent from any Person or, to the Knowledge of the Sellers, any Governmental Body in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.4 Capitalization.

          (a) The authorized equity securities of the Company consist of 30,000 shares of common stock, par value $1.00 per share, of which 6,000 shares are issued and outstanding. The authorized equity securities of IAGB consist of 2,500 shares of common stock, no par value, of which 1,500 shares are issued and outstanding, and together with the authorized and outstanding shares of the Company, constitute the Shares. The Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances and at the Closing the Buyers will be the record and beneficial owners and holders of the Shares free and clear of all Encumbrances. With the exception of the Shares (all of which are owned by the Sellers), there are no other outstanding equity securities and other securities of the IRG Companies. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Seller. All of the outstanding equity securities of each of the IRG Companies have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any of the IRG Companies. None of the outstanding equity securities or other securities of any of the IRG Companies was issued in violation of the Securities Act or any other Legal Requirement. No Seller or IRG Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than the Sellers’ ownership of the Shares) or any direct or indirect equity or ownership interest in any other business.

          (b) There are no outstanding options, warrants or other rights to subscribe for or purchase from the Sellers or the IRG Companies, or any plans, Contracts or Commitments providing for the issuance of, or the granting of rights to acquire (a) any capital stock or other ownership interest of the IRG Companies or (b) any securities convertible into or exchangeable for any of such capital stock or other ownership interests.

     4.5 Financial Statements. The Sellers have delivered to the Buyers the financial statements (collectively the “Financial Statements”) listed on Schedule 4.5. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of each of the IRG Companies as at the respective dates of and for the periods referred to in such financial statements, all substantially in accordance with GAAP subject, to normal recurring adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (that, if presented, would not differ materially from those included in the balance sheet). The financial statements on Schedule 4.5 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person are required by GAAP to be included in the consolidated financial statements of either of the IRG Companies.

     4.6 Books and Records; Controls.

          (a) The IRG Companies’ Organizational Documents made available to the Buyers are complete and correct and have been maintained in accordance with sound business practices. The minute books of the IRG Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the IRG Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. The stock certificate books of the IRG Companies reflect accurately all transactions in their respective capital stock of all classes.

          (b) The IRG Companies maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

               (1) transactions are executed in accordance with management’s general or specific authorization;

               (2) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for assets;

               (3) access to assets is permitted only in accordance with management’s general or specific authorization; and

               (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (c) Schedule 4.6(c) sets forth a written description of the policies and procedures of the IRG Companies with respect to (i) the terms under which credit is extended or made available to IRG customers, (ii) the collection or enforcement of the IRG Companies’ rights with respect to such credit extensions, (iii) any interest rate, fees or other charges assessed or collected in connection with each such advance, (iv) credit modifications, overadvances and waivers, (v) the establishment, maintenance or adjustment of reserves and (vi) the aggregate amount of charge-offs, delinquencies or defaults in each of the twelve (12) month period ending April 30, 2005.

     4.7 Real Property. Schedule 4.7 contains a complete and accurate list of all real property, leaseholds, or other interests therein owned, used or possessed by any Seller (which in any way relates to the IRG Companies or their businesses) or by any of the IRG Companies. The Sellers have delivered or made available to the Buyers copies of the deeds and other instruments (as recorded) by which the Sellers or the IRG Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Sellers or the IRG Companies and relating to such property or interests.

     4.8 Condition and Sufficiency of the Assets. The buildings, plants, structures and equipment of the IRG Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is subject to any Enumbrance, in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the IRG Companies are sufficient for the continued conduct of the IRG Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing.

     4.9 No Undisclosed Liabilities. The IRG Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the balance sheet dated as of April 30, 2005 (the “Interim Balance Sheet”) and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof (none of which current liabilities are material in amount or type).

     4.10 Taxes. (a) Each of the IRG Companies has timely filed or will timely file all required Tax Returns and all such Tax Returns are true, correct and complete in all material respects; (b) all Taxes shown as owing by each of the IRG Companies on all such Tax Returns, or are otherwise due and payable, have been fully paid or properly accrued; (c) the provision for Taxes on the Balance Sheet and the Interim Balance Sheet is sufficient for all accrued and unpaid Taxes, whether or not due and payable and whether or not disputed, of the IRG Companies as of the date thereof; (d) no IRG Company has incurred or become subject to any material Tax, either individually or in the aggregate, since the date of the Interim Balance Sheet except for Taxes incurred in the ordinary course of business consistent with past practices; (e) no deficiency or proposed adjustment which has not been paid or resolved has been asserted or assessed by any taxing authority against an IRG Company; (f) no IRG Company has consented to extend the time in which any Tax may be assessed or collected by any taxing authority; (g) there are no ongoing or pending Tax audits by any taxing authority against an IRG Company, nor is there any litigation pending or proposed with respect to any Tax liability relating to an IRG Company, and no IRG Company has been notified by any taxing authority that any Tax Return will be examined; (h) there are no Encumbrances for Taxes upon the assets, properties, earnings or business of an IRG Company, other than Encumbrances for Taxes not yet due or delinquent; (i) no IRG Company is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law); (j) no IRG Company is a party to or bound by any Tax allocation or sharing agreement; (k) no IRG Company has been a member of an affiliated group filing a consolidated or combined federal, state, local or foreign income Tax Return, and no IRG Company has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (l) no IRG Company currently is the beneficiary of any extension of time within which to pay any Tax or to file any Tax Return; (m) each of the IRG Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (n) no property of an IRG Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (o) no IRG Company is a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954; (p) each of the IRG Companies has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662; (q) no power of attorney has been granted by an IRG Company with respect to any matter relating to Taxes which is currently in force. Each of the IRG Companies has delivered to the Buyers correct and complete copies of all federal, state, local and foreign Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1999; (r) IAGB is, and at all times has been, an “S corporation” (within the meaning of Section 1361(a) of the Code and all applicable state and local Tax Laws) for each taxable year (or portion thereof) of its existence, or in the case of state and local Tax Laws, such later date as of which IAGB shall have commenced operations in such state or local jurisdiction; (s) no action has or will be taken to terminate and no condition exists which could result in the termination of the IAGB’s S corporation status on or before the Closing Date; (t) IAGB is not, nor has it ever been liable for the Tax imposed under Section 1375(a) of the Code; (u) IAGB is not, nor has it ever been, liable for the Tax imposed under Section 1374(a) of the Code; (v) IAGB has not, in the past 10 years, acquired assets from another corporation in a transaction in which IAGB’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or acquired the stock of any corporation which is a qualified subchapter S subsidiary under Section 1361(b)(3) of the Code.

     4.11 No Material Adverse Effect. Since December 31, 2004, there has not been any Material Adverse Effect in the business, operations, properties, prospects, assets, or condition of any Seller, and no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

     4.12 Employee Benefits. Schedule 4.12 sets forth all IRG Company’s benefit plans or arrangements of any type. Except as set forth on Schedule 4.12, there are no employee benefit plans or arrangements of any type (including plans described in Section 3(3) of ERISA) under which any Seller or IRG Company has or in the future could have directly, or indirectly through a commonly controlled entity (within the meaning of Sections 414(b), (c), (m), and (o) of the IRC), any Liability with respect to any Seller’s, any IRG Company’s or any commonly controlled entity’s current or former employees.

     4.13 Compliance with Legal Requirements; Governmental Authorizations.

          (a) Except as set forth in Schedule 4.13(a) or as otherwise disclosed to the Buyers in writing that specifically makes reference to this Section 4.13:

               (1) each of the IRG Companies is, and at all times since December 31, 2000 has been, in full compliance (in all material respects) with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

               (2) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any of the IRG Companies of, or a failure on the part of any of the IRG Companies to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any of the IRG Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

               (3) no Seller or any of the IRG Companies has received, at any time since December 31, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any of the IRG Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (b) Schedule 4.13(b) contains a complete and accurate list of each Governmental Authorization that is held by any of the IRG Companies or that otherwise relates to the business of, or to any of the assets owned or used by, any of the IRG Companies. Each Governmental Authorization listed or required to be listed in Schedule 4.13(b) is valid and in full force and effect. Except as set forth in Schedule 4.13(b) or as otherwise disclosed to the Buyers in writing that specifically makes reference to this Section 4.13:

               (1) each of the IRG Companies is, and at all times since December 31, 2000 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 4.13(b) in all material respects;

               (2) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 4.13(b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 4.13(b);

               (3) no IRG Company has received, at any time since December 31, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

               (4) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 4.13(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

     4.14 Litigation.

          (a) There is no pending (which, for this purpose, excludes complaints that have been filed but not served) Proceeding:

               (1) that has been commenced by or against any of the IRG Companies or against Seller, or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the IRG Companies, or that relates to matters described in Section 4.14(b); or

               (2) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, including, without limitation, any pending local, state or federal Proceeding regarding the offshore rebating practices of the IRG Companies.

          (b) There is no correspondence to any of the IRG Companies regarding the Uvari indictment, whether from any tracks, Governmental Bodies, or racing associations, other than correspondence received from tracks or racing associations set forth on Schedule 4.13(a). There is no correspondence to any of the IRG Companies otherwise questioning or regarding offshore rebate issues or practices from any tracks, Governmental Bodies, or racing associations, other than as set forth on Schedule 4.13(a).

          To the Knowledge of the Sellers and the IRG Companies, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

          (c) There is no Order to which any of the IRG Companies, or any of the assets owned, possessed or used by any of the IRG Companies, is subject;

          (d) None of the IRG Companies is subject to any Order that relates to the business of, or any of the assets owned, possessed or used by, any of the IRG Companies; and

          (e) To the Knowledge of the Sellers and the IRG Companies, no officer, director, agent, or employee of any of the IRG Companies is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any of the IRG Companies.

          (f) Each of the IRG Companies is, and at all times since December 31, 2000 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned, possessed or used by it, is or has been subject;

          (g) No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any of the IRG Companies, or any of the assets owned, possessed or used by any of the IRG Companies, is subject; and

          (h) No Seller or IRG Company has received, at any time since December 31, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any of the IRG Companies, or any of the assets owned, possessed or used by any of the IRG Companies, is or has been subject.

     4.15 Subsequent Events. Since the Balance Sheet Date, the IRG Companies have operated in the Ordinary Course of Business and as of the date hereof, there have been no events, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on any of the IRG Companies. Without limiting the foregoing, since that date, none of the following has occurred:

        (a) no IRG Company has entered into any Contract (or series of related Contracts) outside the Ordinary Course of Business;

        (b) no Encumbrance has been imposed upon any assets owned, possessed or used by any of the IRG Companies;

        (c) no IRG Company has made (or committed to make) any capital expenditure (or series of related capital expenditures);

        (d) no IRG Company has made (or committed to make) any capital investment in, any loan to (other than credit granted to wagerers), or any acquisition of the securities or assets of, any other Person;

        (e) no IRG Company has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Liability for borrowed money or capitalized lease Contract;

        (f) no IRG Company has delayed or postponed the payment of accounts payable or other Liabilities;

        (g) no IRG Company has canceled, compromised, waived, or released any Action (or series of related Actions);

        (h) no IRG Company has granted any rights under or with respect to any Intellectual Property;

        (i) There has been no change made or authorized to be made to the Organizational Documents of any of the IRG Companies;

        (j) no IRG Company has issued, sold, or otherwise disposed of any of its Equity Interests (or entered into any Commitment to do so);

        (k) no IRG Company has declared, set aside, or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests (other than dividends and other transactions solely among the IRG Companies);

        (l) no IRG Company has experienced any damage, destruction, or loss (whether or not covered by insurance) to its properties or assets;

        (m) no IRG Company has made any loan to, or entered into any other transaction with, the Sellers, or any of its directors, officers, employees or Related Persons;

        (n) no IRG Company has entered into any employment, collective bargaining, or similar Contract or modified the terms of any such existing Contract;

        (o) no IRG Company has committed to pay any bonus or granted any increase in the base compensation of any director, officer, or employee;

        (p) no IRG Company has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or similar Contract for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

        (q) no IRG Company has made any other change in employment terms for any director, officer, or employee;

        (r) no IRG Company has made or pledged to make any charitable or other contribution;

        (s) there has not been any other occurrence, event, incident, action, failure to act, or transaction with respect to the IRG Companies either involving more than $25,000 (individually or in the aggregate); and

        (t) no IRG Company has committed, or entered into a Contract with respect, to any of the foregoing.

     4.16 Contracts; No Defaults.

        (a) Schedule 4.16(a) lists all employment related Contracts to which any of the IRG Companies is a party, including, without limitation:

               (1) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other similar Contract for the benefit of its current or former directors, officers, and employees;

               (2) any collective bargaining Contract;

               (3) any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing severance benefits;

               (4) any Contract with the persons listed on Schedule 7.5(b); and/or

               (5) any Contract under which an IRG Company has advanced or loaned any amount to any of its directors or officers or any Seller or Related Person of any Seller or to its employees that are not the Sellers or Related Persons of any Seller.

        (b) Schedule 4.16(b) lists all Contracts related to (i) simulcast arrangements, (ii) pari-mutuel wagering and (iii) the compilation or transmission of information or data regarding horse, dog and other race results and payouts, and/or the amounts of wagers (including pari-mutuel and off-track pari-mutuel wagers) for any such races to which any of the IRG Companies is a party.

        (c) Schedule 4.16(c) lists all other Contracts to which any of the IRG Companies is a party, including, without limitation:

               (1) any Contract (or group of related Contracts) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or may result in a material loss to each of the IRG Companies;

               (2) any Contract concerning a limited liability company, partnership, joint venture or similar arrangement;

               (3) any Contract (or group of related Contracts) for the lease (or similar arrangement) of personal property to or from any Person;

               (4) any Contract concerning confidentiality, nonsolicitation, market sharing arrangements or noncompetition;

               (5) any Contract with any Seller or any Related Person (other than the IRG Companies);

               (6) any other Contract (or group of related Contracts) the performance of which involves receipt or payment of consideration in excess of $10,000; and/or

               (7) any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any Liability for borrowed money or any capitalized lease in excess of $10,000, or under which it has imposed or suffered to exist an Encumbrance on any of its assets, other than with those Persons identified on either Schedule 4.24 or Schedule 7.5(b).

        (d) The Sellers have delivered to the Buyers a correct and complete copy of each written Contract (as amended to date) listed in Schedules 4.16(a), (b) and (c) and a complete and accurate written summary setting forth the material terms and conditions of each oral Contract referred to in Schedules 4.16(a), (b) and (c). With respect to each such Contract:

               (1) the Contract is Enforceable;

               (2) the Contract will continue to be Enforceable on identical terms following the consummation of the Transactions;

               (3) no IRG Company (and to each Seller’s Knowledge, no counter-party) is in Breach of such Contract, and no event has occurred that, with notice or lapse of time, would constitute a Breach under the Contract; and

               (4) no party to the Contract has repudiated any provision of the Contract.

     4.17 Insurance. No insurance that any of the IRG Companies has ever carried has ever been canceled nor has any such cancellation been Threatened. No IRG Company has ever been denied coverage nor has any such denial been Threatened.

     4.18 Environmental Matters. To the Knowledge of the Sellers (a) each of the IRG Companies is in compliance with all environmental, health and safety requirements in connection with the owning, using, maintaining, or operating its business or assets; (b) each location at which an IRG Company operates, or has operated, its business is in compliance with all environmental, health and safety requirements and (c) there are no pending, or any Threatened allegations by any Person that any of the IRG Companies’ properties or assets is not, or that its business has not been conducted, in compliance with all environmental, health and safety requirements.

     4.19 Employee Matters.

        (a) To each Seller’s Knowledge, no executive, key employee, or group of employees has any plans to terminate their relationship with any of the IRG Companies. No IRG Company is a party to or bound by any collective bargaining Contract, nor have any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. No IRG Company has committed any unfair labor practice (as determined under any Law). No Seller has any Knowledge of any organizational effort currently being made or Threatened by or on behalf of any labor union with respect to any of the IRG Companies’ employees.

        (b) Except as set forth on Schedule 4.19(b), neither the Sellers nor the IRG Companies are a party to any Contract, agreement, or arrangement with any employee of the IRG Companies or any of their Subsidiaries that (i) restricts the IRG Companies’ right to terminate the employment of any employee without cause or without a specified notice period, or (ii) obligates the Sellers or the IRG Companies to pay severance to any employee of the IRG Companies upon termination of such employee’s employment with the IRG Companies. A list of all employees of the Company is set forth on Schedule 4.19(b).

     4.20 Labor Relations; Compliance. Since December 31, 2001, no IRG Company has been or is a party to any collective bargaining or other labor Contract. Since December 31, 2001, there has not been, there is not presently pending or existing, and to the Sellers’ Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any of the IRG Companies relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the IRG Companies or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any of the IRG Companies, and no such action is contemplated by any of the IRG Companies. Each of the IRG Companies has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Seller or any of the IRG Companies is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     4.21 Intellectual Property.

        (a) No third party has claimed or has reason to claim, that any Person employed by or affiliated with the IRG Companies has (a) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the IRG Companies which suggests that such a claim might be contemplated. No Person employed by or Related Person of the IRG Companies has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no Person employed by or Related Person of the IRG Companies has violated any confidential relationship which such Person may have had with any third party in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the IRG Companies, and the IRG Companies have no reason to believe there will be any such employment or violation. Neither the execution or delivery of this Agreement or any of the other Transaction Documents, nor the carrying on of the business of the IRG Companies as officers, employees or agents by any officer, director or key employee of the IRG Companies, nor the conduct or proposed conduct of the IRG Companies’ business, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such Person is obligated to a third party.

        (b) With respect to the Intellectual Property listed on Schedule 4.21, the Sellers make the following representations and warranties:

               (1) The IRG Companies have all right, title and interest in and to all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how, concepts and all pending applications for and registrations of patents, trademarks, service marks and copyrights (together, “Intellectual Property”) necessary for its business as now conducted and as proposed to be conducted, without any conflict with or infringement of the rights of others. Set forth in Schedule 4.21 is a list of all registered trademarks and copyrights owned or licensed by the IRG Companies. All registrations on behalf of the IRG Companies with and applications to governmental or regulatory authorities in respect of all Intellectual Property of the Sellers and the IRG Companies are valid and in full force and effect and are not subject to any other actions by the IRG Companies to maintain their validity or effectiveness. The IRG Companies have taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets. Except as set forth in Schedule 4.21, there are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property of the IRG Companies, nor are the IRG Companies bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person.

               (2) The IRG Companies have not, nor have they received any communications alleging that any of the IRG Companies has, violated or, by conducting its business as now conducted or as proposed to be conducted, would violate any of the Intellectual Property of any other Person. The IRG Companies’ employees are not aware that any of their Intellectual Property is being infringed by any other Person. The IRG Companies’ employees are not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the IRG Company’s interests or that would conflict with the IRG Company’s business as now conducted or as proposed to be conducted. Neither the execution and delivery of this Agreement or any of the other Transaction Documents, nor the carrying on of the IRG Companies’ business by the IRG Companies’ employees, nor the conduct of the IRG Companies’ business as now conducted or as proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. None of the employees, agents, advisors, consultants or representatives of the IRG Companies have transferred Intellectual Property of the IRG Companies without the consent of the IRG Companies. The IRG Companies do not need to utilize any inventions of any of their employees (or people they currently intend to hire) made prior to their employment by the IRG Companies.

        (c) With respect to all other Intellectual Property, the Sellers make the following representations and warranties that, to their Knowledge:

               (1) The IRG Companies have all right, title and interest in and to all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how, concepts and all pending applications for and registrations of patents, trademarks, service marks and copyrights (together, “Intellectual Property”) necessary for its business as now conducted and as proposed to be conducted, without any conflict with or infringement of the rights of others. Set forth in Schedule 4.21 is a list of all unregistered trademarks and copyrights owned or licensed by the IRG Companies. All registrations on behalf of the IRG Companies with and applications to governmental or regulatory authorities in respect of all Intellectual Property of the Sellers and the IRG Companies are valid and in full force and effect and are not subject to any other actions by the IRG Companies to maintain their validity or effectiveness. The IRG Companies have taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets. Except as set forth in Schedule 4.21, there are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property of the IRG Companies, nor are the IRG Companies bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person.

               (2) The IRG Companies have not, nor have they received any communications alleging that any of the IRG Companies has, violated or, by conducting its business as now conducted or as proposed to be conducted, would violate any of the Intellectual Property of any other Person. The IRG Companies’ employees are not aware that any of their Intellectual Property is being infringed by any other Person. The IRG Companies’ employees are not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the IRG Company’s interests or that would conflict with the IRG Company’s business as now conducted or as proposed to be conducted. Neither the execution and delivery of this Agreement or any of the other Transaction Documents, nor the carrying on of the IRG Companies’ business by the IRG Companies’ employees, nor the conduct of the IRG Companies’ business as now conducted or as proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. None of the employees, agents, advisors, consultants or representatives of the IRG Companies have transferred Intellectual Property of the IRG Companies without the consent of the IRG Companies. The IRG Companies do not need to utilize any inventions of any of their employees (or people they currently intend to hire) made prior to their employment by the IRG Companies.

        (d) The products, processes, proprietary technology and other proprietary know-how owned or used by the IRG Companies were developed by the IRG Companies’ present or former employees or independent contractors or consultants. The concepts, inventions and original works of authorship owned or used by the IRG Companies were developed or conceived by employees, independent contractors or consultants within the scope of their employment by the IRG Companies and are connected with the IRG Companies’ underlying services, processes and proprietary technology. With respect to any independent contractors or consultants who were used or employed by the IRG Companies in the development of the products, processes, proprietary technology and other proprietary know-how owned or used by the IRG Companies, each has executed valid assignments of all rights to such proprietary technology.

     4.22 Disclosure.

        (a) No representation or warranty of the Sellers or IRG Companies in this Agreement and/or the Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

        (b) No notice given pursuant to Section 5.5 and no notice or consent filed by or on behalf of the Sellers in connection with the Contemplated Transactions will contain any untrue statement or omit to state a material fact necessary to make the statements therein not misleading.

        (c) There is no fact known to any Seller that has specific application to any Seller or any of the IRG Companies (other than general economic or industry conditions) and that has or will have a Material Adverse Effect on the assets, business, prospects, financial condition, or results of operations of the IRG Companies that has not been set forth in this Agreement or the Schedules.

     4.23 Relationships with Related Persons.

               No Seller or any Related Person of the Sellers or of any IRG Company has, or since the first day of the next to last completed fiscal year of the IRG Companies has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the IRG Companies’ businesses. No Seller or any Related Person of the Sellers or of any Seller is, or since the first day of the next to last completed fiscal year of the IRG Companies has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any of the IRG Companies, other than business dealings or transactions conducted in the Ordinary Course of Business with the IRG Companies at substantially prevailing market prices and on substantially prevailing market terms (the terms and conditions of which are described on Schedule 4.23), or (ii) engaged in competition with any of the IRG Companies with respect to any line of the products or services of such IRG Company (a “Competing Business”). Except as set forth in Schedule 4.23, no Seller or any Related Person of the Sellers or of any of the IRG Companies is a party to any Contract with, or has any claim or right against, any of the IRG Companies.

     4.24 Customers, Etc.. As of the Closing Date:

        (a) Schedule 4.24 lists all of the currently active customers of the IRG Companies since January 1, 2003, together with the aggregate Handle and revenues derived from each customer in 2003 and 2004 and through April 30, 2005. Schedule 4.24 also includes: (i) customer wagers by residence zip codes by year, and (ii) aggregate Handle by track by year. The Seller has a good and ongoing relationship with each customer listed in Schedule 4.24. To the Sellers’ Knowledge, there will not be any adverse change in the relationship of the Seller to its customers and prospective customers as a result of the consummation of the Agreement and nothing has come to Sellers’ attention that would lead Sellers to believe that such an adverse change would occur.

        (b) Schedule 7.5(b) sets forth a true and complete list (including name and contact information) of each Person who referred any customer set forth on Schedule 4.24 to either IRG Company or made such customer aware of the IRG Companies or their business or services. A true and complete list of each arrangement affecting or regarding the Persons listed on Schedule 7.5(b) is set forth on Schedule 4.16(a).

     4.25 Advance Deposits.

               Except as set forth on Schedule 4.25 or as otherwise disclosed to the Buyers in writing that specifically makes references to this Section 4.25:

        (a) all advance deposit wagering conducted by the IRG Companies was conducted in accordance with all Legal Requirements and the policies and procedures of the IRG Companies applicable to advance deposit wagering comply, and have at all times complied, with all Legal Requirements;

        (b) all withdrawals from all accounts established by or on behalf of the IRG Companies for wagering activity, deposit or other purposes were used solely for the purposes authorized by the account holder;

        (c) no deposit or other wagering activity accounts have been accepted from any Person who is a citizen of the Netherlands Antilles at any time;

        (d) in the past 24 months, except as disclosed on Schedule 4.25, the IRG Companies have not received any overdraft notice, stop order, returned check, credit rejection or similar payment interruption with respect to payments made (or authorized to be made) into any account established for advance deposit wagers;

        (e) the IRG Companies have withheld and reported to the IRS all wagers placed by U.S. residents or citizens to the extent required by Legal Requirements; and

        (f) none of the IRG Companies, nor any of their directors, officers, employees, agents or representatives, nor any Person acting for or on behalf of any IRG Company, has violated the Bank Secrecy Act, USA PATRIOT Act , and the Money Laundering and Financial Crimes Strategy Act of 1998 in connection with the Business, to the extent applicable. All the IRG Companies, and employees, agents, and representatives thereof, as well as all Persons acting for or on behalf of all the IRG Companies, are in compliance with the USA PATRIOT Act, the Bank Secrecy Act, the

Money Laundering and Financial Crimes Strategy Act of 1998 as well as any recommendations made by the Financial Action Task Force Against Money Laundering in connection with the Business, to the extent applicable. The Sellers have not received any notice from the Department of the Treasury regarding the violation of any money laundering statues, including, without limitation, the statutes cited herein.

     4.26 Permits. The Sellers have provided one or more of the Buyers a complete and accurate list of each Permit that is held by any of the IRG Companies. The Sellers believe that the IRG Companies possess all Permits required to be obtained for their Business and operations, and nothing has come to the attention of Sellers that would lead Sellers to believe that any other Permits are necessary for the Business or operations of the IRG Companies. Except as set forth on Schedule 4.26, with respect to each Permit:

        (a) it is valid, subsisting in full force and effect;

        (b) there are no violations of such Permit that would result in a termination of such Permit;

        (c) no Seller or IRG Company has received written or oral notice that such Permit or license will not be renewed; and

        (d) the Contemplated Transactions will not adversely affect the validity of such Permit or cause a cancellation of or otherwise adversely affect such Permit.

     4.27 Brokers and Finders. Except in connection with the Broker, the Sellers and their agents have incurred no Liability, contingent or otherwise, for brokerage or finder’s fees or agent’s commissions or other similar payment based upon any Contract made or alleged to have been made by any such Person with either Seller or any of the IRG Companies (or any Person acting on their behalf) in connection with this Agreement and the Contemplated Transactions.

     4.28 Absence of Certain Payments. Neither the IRG Companies nor any Sellers, nor any director, officer, agent, employee or other Person associated with or acting on behalf of any of them, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds.

     4.29 Bank Accounts, etc. Schedule 4.29 sets forth an accurate list of each bank, trust company, savings institution or other financial institution with which the IRG Companies have an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto, whether such account was established for advance deposit wagers and sets forth the names of each Person holding powers of attorney or agency authority from the IRG Companies and a summary of the terms of such authority.

     4.30 Capital Expenditures. No IRG Company has foregone or otherwise materially altered any planned material capital expenditure as a result of its or any Seller’s decision to enter into this Agreement and to consummate the Contemplated Transactions.

     4.31 Customer Approval. Since January 1, 2005, Sellers have undertaken the verifications described on Schedule 4.31 with respect to all new customers, prior to such customers placing any wagers; and to the Knowledge of the Sellers the verification procedures described on Schedule 4.31 comply with all applicable Laws.

     4.32 Accounts Receivable. All Accounts Receivable of the IRG Companies are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date and represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business, free and clear of all Encumbrances. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Interim Balance Sheet. Subject to such reserves, except as set forth on Schedule 4.32, each of the Accounts Receivable either has been or will be collected in full, without any setoff, within one year following the Closing Date. There is no contest, claim, or right of setoff under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 4.32 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which sets forth the most recent payment received with respect to each such Account Receivable.

     5. COVENANTS OF THE SELLERS PRIOR TO CLOSING DATE.

     5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, the Sellers will, and will cause each Seller, the IRG Companies and their Representatives to: (a) afford the Youbet Entities and its Representatives and prospective lenders and their Representatives (collectively, “Buyers’ Advisors”) full and free access to each of the IRG Companies’ personnel, properties, Contracts, books and records, finders, customers and other documents and data, (b) furnish the Youbet Entities and the Buyers’ Advisors with copies of all such Contracts, books and records, and other existing documents and data as the Youbet Entities may reasonably request, and (c) furnish the Youbet Entities and the Buyers’ Advisors with such additional financial, operating, and other data and information as the Youbet Entities may reasonably request. This Section 5.1 shall be subject to the terms of that certain Mutual Confidentiality and Non Disclosure Agreement (the “NDA”) previously executed by the parties and dated August 17, 2004.

     5.2 Operation of the Business of the IRG Companies. Between the date of this Agreement and the Closing Date, the Sellers will, and will cause each of the IRG Companies to:

        (a) conduct the business of such IRG Company only in the Ordinary Course of Business;

        (b) use their Best Efforts to preserve intact the current business organization of such IRG Company, keep available the services of the current officers,

employees, finders (including, without limitation, those Persons listed on Schedule 7.5(b) and agents of such IRG Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such IRG Company;

        (c) confer with the Youbet Entities concerning operational matters of a material nature; and

        (d) otherwise report periodically to the Youbet Entities concerning the status of the business, operations, finances and prospects of such IRG Company.

     5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Sellers will not, and will cause each Seller not to, without the prior consent of the Youbet Entities, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.15 is likely to occur.

     5.4 Required Approvals. As promptly as practicable after the date of this Agreement, the Sellers will, and will cause each of the IRG Companies to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Sellers will, and will cause each of the IRG Companies to: (a) cooperate with the Youbet Entities with respect to all filings that the Youbet Entities elect to make or are required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with the Youbet Entities in obtaining all consents identified in Schedule 4.3.

     5.5 Notification. Between the date of this Agreement and the Closing Date, each Seller will promptly notify the Youbet Entities in writing if such Seller or any of the IRG Companies: (a) becomes aware of any fact or condition that causes or constitutes a Breach of any of the Sellers’ representations and warranties as of the date of this Agreement, (b) becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, (c) receives any complaint or demand, or notice of termination from any Person listed on Schedule 4.24 or Schedule 7.5(b), or (d) any failure of the Sellers or other IRG Company to comply with or satisfy, in any material respect, any covenant, agreement or condition under this Agreement. No such notification will affect the representations, warranties, covenants and agreements of the Sellers or the conditions to the Buyers’ obligations under this Agreement. Should any such fact or condition require any change in the Schedules, before the Closing Date the Sellers will promptly deliver to the Youbet Entities a supplement to the Schedules specifying such change. During the same period, each Seller will promptly notify the Youbet Entities of the occurrence of any Breach of any covenant of the Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

     5.6 Payment of Indebtedness by Related Persons. Except as expressly provided in this Agreement, the Sellers will cause all indebtedness owed to an IRG Company by either Seller or any Related Person to be paid in full prior to Closing.

     5.7 Nondisclosure; No Negotiation. From the date of this Agreement through the Closing Date, the Sellers hereby reaffirm, ratify and will continue to comply with, the NDA and paragraphs 5, 6 and 7 of that certain letter dated February 3, 2005 by and between Youbet and the Company (the “Letter of Intent”).

     5.8 Gaming Licenses. This Agreement shall at all times remain subject to, and adherence by, the IRG Companies of all applicable gaming laws and regulations in any jurisdiction in which the IRG Companies are authorized to transact business. At all times during this Agreement, the Youbet Entities shall have the sole right to monitor and approve all compliance plans of the IRG Companies, and/or approve of any of the IRG Companies’ customers, agents, representatives, and/or employees.

     6. COVENANTS OF THE BUYERS PRIOR TO CLOSING DATE . As promptly as practicable after the date of this Agreement, the Youbet Entities will, and will cause each of their Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Youbet Entities will, and will cause each Related Person to: (i) cooperate with the Sellers with respect to all filings that the Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with the Sellers (at the Sellers’ expense) in obtaining all consents identified in Schedules 4.3; provided that this Agreement will not require any of the Youbet Entities to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization or consent.

     7. CONDITIONS PRECEDENT TO THE BUYERS’ OBLIGATION TO CLOSE. The Buyers’ obligation to consummate the Contemplated Transactions is subject to the satisfaction of each condition precedent listed below. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right or remedy available to the Buyers in connection with the Transaction will be deemed waived by any of the following actions or inactions by or on behalf of the Buyers (regardless of whether any Seller is given notice of any such matter): (i) consummation by the Buyers of the Transaction, (ii) any inspection or investigation, if any, of the IRG Companies or any Seller, (iii) the awareness of any fact or matter acquired (or capable or reasonably capable of being acquired) with respect to the IRG Companies or the Sellers, or (iv) any other action in each case at any time, whether before, on, or after the Closing Date.

     7.1 Accuracy of Representations.

        (a) All of the Sellers’ and the IRG Companies’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate and complete in all material respects (without giving effect to any materiality qualifiers) as of the date of this Agreement, and must be accurate and complete in all material respects as of the Closing

Date as if made on the Closing Date, without giving effect to any supplement to the Schedules.

        (b) Each of the Sellers’ representations and warranties in Section 3.1 must have been accurate and complete in all respects as of the date of this Agreement, and must be accurate and complete in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules.

     7.2 Sellers’ Performance.

        (a) All of the covenants and obligations that the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

        (b) The Sellers shall have delivered to the Buyers at Closing all the items specified to be delivered by the Sellers pursuant to Section 2.2, and each of the other covenants and obligations in Sections 5.4 and 5.8 must have been performed and complied with in all respects.

     7.3 Consents. Each of the Consents identified in Schedule 4.3 must have been obtained and must be in full force and effect.

     7.4 Customers. The customer information, as mutually agreed upon by the Parties, must have been provided by the Sellers to the Buyers, or to such third party as designated by the Buyers.

     7.5 Additional Documents. Each of the following documents must have been delivered to the Buyers:

        (a) Landlord Estoppel Certificate duly executed by Holiday Beach Hotel & Casino;

        (b) a list of the Company’s finders on Schedule 7.5(b);

        (c) an employment agreement and release in form and substance acceptable to the Buyers, executed by each person listed on Schedule 4.19(b); and

        (d) such other documents as the Buyer may reasonably request for the purpose of (i) evidencing the accuracy or completeness of any of the Sellers’ or the IRG Companies’ representations and warranties, (ii) evidencing the performance by any Seller or the IRG Companies of, or the compliance by any Seller or the IRG Companies with, any covenant or obligation required to be performed or complied with by such Seller or the IRG Companies, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

     7.6 No Adverse Litigation. There must not be any pending or Threatened Proceeding by or before any Governmental Body, arbitrator or mediator which will seek to restrain, prohibit, invalidate or seek Damages arising out of the Transaction, or which in the judgment of the Buyer makes it inadvisable to proceed with the Transaction.

     7.7 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the IRG Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

     7.8 No Material Adverse Effect or Destruction of Property. Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the IRG Companies. Without limiting the foregoing, (i) there must not have been any action or inaction by a Governmental Body, arbitrator, or mediator which could reasonably be expected to cause a Material Adverse Change to the IRG Companies, and (ii) there must not have been any fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which event could reasonably be expected to have a Material Adverse Effect on the IRG Companies.

     7.9 Due Diligence. The Buyer shall have completed its legal, financial and operational due diligence review of the IRG Companies, the results of which are satisfactory to the Buyer in their sole discretion. The Buyer’s review will be subject to the terms of Section 5.1 of this Agreement.

     8. CONDITIONS PRECEDENT TO THE SELLERS’ OBLIGATION TO CLOSE. The Sellers’ obligation to sell the Shares and to take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

     8.1 Accuracy of Representations. All of the Youbet Entities’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate and complete in all material respects as of the date of this Agreement (without giving effect to any Knowledge or materiality qualifiers) and must be accurate and complete in all material respects as of the Closing Date as if made on the Closing Date.

8.2 The Youbet Entities’ Performance.

        (a) All of the covenants and obligations that the Youbet Entities are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

        (b) The Buyers shall have delivered to the Sellers at Closing all the items specified to be delivered by the Buyers in Section 2.3 and must have made the cash payments required to be made by the Buyers pursuant to Section 1.3(a).

     8.3 Consents. Each of the Consents identified in Schedule 3.2(c) must have been obtained and must be in full force and effect.

     8.4 Additional Documents. The Buyers must have caused to be delivered to the Sellers such documents as the Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any Youbet Entity’s representation or warranty, (ii) evidencing the performance by the Youbet Entity of, or the compliance by the Youbet Entity with, any covenant or obligation required to be performed or complied with by the Youbet Entity, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

     8.5 No Adverse Litigation. There must not be any pending or Threatened Proceeding by or before any Governmental Body, arbitrator or mediator which will seek to restrain, prohibit, invalidate or seek Damages arising out of the Transaction.

     9. POST-CLOSING COVENANTS. The parties to this Agreement agree as follows with respect to the period following the Closing:

     9.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party will take such further action (including executing and delivering such further instruments and documents) as any other party reasonably may request, all at the requesting party’s sole cost and expense (unless the requesting party is entitled to indemnification therefor under Section 11); provided, however with respect to provisions regarding the future payments to which the Sellers may be entitled pursuant to Section 1.3 hereof, the terms of Section 9.6 (to the extent in conflict with the provisions of this Section 9.1) will govern. After the Closing, the Youbet Entities will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the IRG Companies (regardless of the location or possession of such materials).

     9.2 Litigation Support. So long as any party actively is contesting or defending against any Action in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the IRG Companies, each other party will cooperate with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party or a Related Person is entitled to indemnification therefor under Section 11).

     9.3 Transition. No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the IRG Companies (including, without limitation, those Persons listed on Schedules 4.24 and 7.5(d) from maintaining and renewing at least as favorable business relationships with the IRG Entities after the Closing as it maintained with the IRG Companies prior to the Closing. Each Seller will, and will cause all Related Persons to, refer all customer, supplier, finder and other inquiries relating to the businesses of the IRG Companies to the Youbet Entities.

     9.4 Confidentiality. Each Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Youbet Entities or destroy, at the request and option of the Youbet Entities, all tangible embodiments (and all copies) of the Confidential Information which are in such Seller’s possession in each case, forever. If any Seller is ever requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information, that Seller will notify the Youbet Entities promptly of the request or requirement so that the Youbet Entities may seek an appropriate protective Order or waive compliance with this Section 9.4. If, in the absence of a protective Order or the receipt of a waiver hereunder, any Seller that, on the written advice of counsel, is compelled to disclose any Confidential Information to any Governmental Body, arbitrator, or mediator or else stand Liable for contempt, that the Seller may disclose the Confidential Information to the Governmental Body, arbitrator, or mediator; provided, however; that the disclosing Seller will use its Best Efforts to obtain, at the reasonable request of the Youbet Entities, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Youbet Entities may designate.

     9.5 Youbet Stock Certificates. Each Youbet stock certificate delivered by the Buyer to the Sellers will be imprinted with legends as set forth in the Lock-up Agreement.

     9.6 Operations of the Company.

        (a) From the Closing Date through the third anniversary of the Closing Date (i) the Youbet Entities shall maintain the separate accounting for the Company and its business that will permit the calculation of the IRG Handle of the Company, (ii) the Company shall provide reasonable access to the Sellers and their representatives during normal business hours, and upon reasonable prior notice, to the Company’s books and records for the sole purpose of calculating the IRG Handle, and (iii) the Company shall be operated in a good faith manner such that neither the Company nor the Youbet Entities shall take any action primarily aimed at artificially decreasing the IRG Handle or the Net Commission. The Sellers acknowledge that the Buyer and its Related Persons engage in business activities similar to those of the Company, currently operate a rebate business that competes with the business of the IRG Companies and may have the same or similar customers, partners, etc. The parties agree that the Buyer and its Related Persons may continue to engage in its business activities unless such activities would cause the covenants set forth in Section 9.6(a)(iii) to be breached. Subject to Section 9.6(a)(iii), each of the Youbet Entities shall have the right to cause the Company to take any actions which it may in good faith determine to be necessary or appropriate to enhance the profitability and long-term value of the business including making such operational changes as may be reasonably necessary or convenient to accomplish the foregoing (and such changes shall not constitute violations of the covenants set forth in this Section 9.6). Nothing in this Agreement shall obligate any Youbet Entity to refer or direct any amount or particular type of Youbet Referral Handle to the IRG Companies or Sellers at any time. Each Seller acknowledges that (i) upon the closing of the transactions contemplated by this Agreement and except as expressly provided to the contrary in this Agreement, the Youbet Entities have the right to operate the IRG Companies and the Youbet Entities’ other businesses in any way that the Youbet Entities deem appropriate in each Youbet Entity’s sole discretion, (ii) the Youbet Entities have no obligation to operate the IRG Companies in order to achieve or maximize any payment described in Schedule 1.3(a), (iii) the payments described in Schedule 1.3(a) are subject to numerous factors outside the control of the Youbet Entities, (iv) given that, as of the date hereof, the IRG Handle and the Net Commission with respect to such IRG Handle is not yet known by any of the Parties, there is no assurance that Sellers will receive any particular payment described in Schedule 1.3(a) and the Youbet Entities have not promised nor projected any such payments, (v) other than the implied duty of good faith and fair dealing and as otherwise expressly provided under this Agreement, the Youbet Entities owe no fiduciary duty or express or implied duty to the Sellers, and (vi) the parties solely intend the express provisions of this Agreement to govern their contractual relationship. Other than the implied duty of good faith and fair dealing and as otherwise expressly provided under this Agreement, Sellers hereby waive any fiduciary duty or express or implied duty of Youbet Entities to the Sellers.

        (b) The Sellers understand and agree that the Youbet Entities are required by various Legal Requirements and various accounting policies and principles to which it they are subject or which are applied by the Youbet Entities (including generally accepted accounting principles) to disclose their internal estimates of the amount of payments due to the Sellers pursuant to Schedule 1.3(a) from time to time, and that such amounts may not be indicative of or reflect the amount of payments actually payable or paid to the Sellers. Such disclosures may include (among other things) accruals, changes to stockholders’ equity, additions to reserves, recognition of expenses or liabilities or other entries that are related to (or are adjusted as a result of) the existence of Schedule 1.3(a). The Sellers shall not be entitled to rely upon, and shall not make any claim or demand with respect to amounts due under Schedule 1.3(a) as a result of, the effect of such requirements or any disclosures made by the Youbet Entities.

     9.7 Additional Tax Matters.

        (a) The Sellers shall be liable for any unpaid Taxes of the IRG Companies from a taxable period that closes on or before the Closing Date (“Pre-Closing Taxes”) and for any unpaid Taxes of the IRG Companies arising from a taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) that relate to the pre-Closing tax period (“Straddle Period Taxes”). For purposes of this Section 9.7(a), any Straddle Period Taxes shall (i) in the case of any Taxes other than Taxes based upon or related to income, receipts or the sale or transfer of any property, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income, receipts or the sale or transfer of any property (other than sales, transfer, or use Taxes described in

Section 9.8), be deemed to be the amount which would be payable if the relevant taxable period ended on the Closing Date. The Sellers shall reimburse the Youbet Entities for such amounts pursuant to the indemnification terms of Section 11. All amounts paid by the Sellers to the Youbet Entities hereunder or pursuant to Section 11 shall be treated for federal, state, local and foreign income tax purposes as adjustments to the Purchase Price.

        (b) The Buyer shall prepare or cause to be prepared and file or cause to be filed, at the Sellers’ expense, all Tax Returns for the IRG Companies for all periods ending prior to or including the Closing Date that have not yet been filed as of the Closing Date. At least 15 days prior to the date on which each such Tax Return is filed, the Buyer shall submit such Tax Return to the Sellers for the Sellers’ review, comment and approval, which approval may be withheld if such Tax Return has not been prepared in accordance with past practice and might reasonably be expected to adversely affect the amount received by the Sellers under this Agreement, or the indemnification obligations of the Sellers under Section 11. Any Tax refunds that are received by the Buyer or the IRG Companies, and any amounts credited against Taxes to which the Buyer or the IRG Companies become entitled that relate to a taxable period that closes on or before the Closing Date or relate to the pre-Closing portion of a Straddle Period, shall be for the account of the Sellers, and the Buyer shall pay over to the Sellers any such refund or the amount of any such credit, by wire transfer or delivery of other immediately available funds, within twenty (20) days after the receipt thereof or entitlement thereto, as applicable.

        (c) The Sellers shall cause any Tax sharing agreement or similar arrangement with respect to Taxes involving the IRG Companies to be terminated effective as of the Closing Date, to the extent any such agreement or arrangement relates to an IRG Company, and after the Closing Date the IRG Companies shall not have any obligation under any such agreement or arrangement for any past, present or future period.

        (d) The Sellers shall have the responsibility for, and the right to control, at the Sellers’ expense, the audit and/or litigation (and disposition thereof) of any Tax Return relating to taxable periods ending on or prior to the Closing Date and shall have the right to participate in the disposition of the audit of any Tax Return relating to the periods ending after the Closing Date if and to the extent that such audit or disposition thereof could give rise to a claim for indemnification under Section 11. The Buyer shall have the right directly or through its designated representatives, to review in advance and comment upon all submissions made by the Sellers in the course of audits or appeals thereof to any Government Body relating to taxable periods ending on or prior to the Closing Date and to approve the disposition of any audit adjustment with respect to such periods only if such disposition will or might reasonably be expected to result in an adjustment to Taxes of the Buyer or an IRG Company for any period beginning on or after the Closing.

        (e) The Sellers, the Youbet Entities and the IRG Companies will each provide the other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain for a period of six (6) years from the later of the filing of Tax Returns for the applicable period or the Closing Date and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination.

     9.8 Transaction Expenses. The Sellers shall bear and pay (i) the costs and expenses (including legal fees and expenses) incurred by the Sellers and the IRG Companies in connection with this Agreement and the transactions contemplated hereby, and (ii) any Taxes (including without limitation Transfer Taxes) payable with respect to the transactions contemplated pursuant to this Agreement.

     10. TERMINATION.

     10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

        (a) by either the Buyers or the Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or, if reasonably capable of being cured, has not been cured (to the non-breaching party’s reasonable satisfaction) within 30 days after notice of breach has been delivered;

        (b) (i) by the Buyers if any of the conditions in Section 7 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyers to comply with its obligations under this Agreement) and the Buyers have not waived such condition on or before the Closing Date; or (ii) by the Sellers, if any of the conditions in Section 8 have not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Sellers to comply with their obligations under this Agreement) and the Sellers have not waived such condition on or before the Closing Date;

        (c) by mutual consent of the Buyers and the Sellers; or

        (d) by either the Buyers or the Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 3, 2005 or such later date as the parties may agree upon (such date, the “Expiration Date”); provided, that if the failure to close by such date is limited to the inability to obtain the consents and licenses referenced in Section 7.3, then the Expiration Date shall be extended by an additional 60 days (or, if earlier, three business days after issuance of the consents or licenses referenced in Section 7.3).

     10.2 Effect of Termination. Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1 and 12.3 of this Agreement, and paragraphs 5, 6 and 7 of the Letter of Intent will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies and rights (and all provisions of this Agreement that are necessary or useful to permit such party to pursue, exercise or enforce its remedies and rights) will survive such termination unimpaired.

     11. INDEMNIFICATION; REMEDIES.

     11.1 Survival of Representations and Warranties.

        (a) Each representation and warranty of the Sellers contained in Section 3.1 and any certificate related to such representations and warranties will survive the Closing and will continue in full force and effect forever. Each representation and warranty of the Sellers contained in Section 4 and any certificate related to such representations and warranties will survive the Closing and stay in full force and effect for five years thereafter, except (i) the representations and warranties set forth in Sections 4.1, 4.2, 4.10, 4.23, 4.24 and 4.28 which will survive the Closing and continue in full force and effect until the applicable statute of limitation expires (or for fifteen (15) years if there is no applicable statute of limitations) and (ii) the representations and warranties set forth in Sections 4.4, 4.25 and 4.27 which will survive the Closing and will continue in full force and effect forever.

        (b) Each representation and warranty of the Buyers contained in Section 3.2 and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect for 5 years thereafter.

        (c) Each other provision in this Agreement or any certificate or document delivered pursuant hereto will survive for the relevant statute of limitations period, unless a different period is expressly contemplated herein or thereby.

     11.2 Indemnification by Sellers. The Sellers, jointly and severally, will indemnify, defend and hold harmless the Youbet Entities, the IRG Companies, and their respective Representatives, stockholders, controlling persons, Related Persons, successors and assigns (and the Representatives and Related Persons of each of the foregoing persons) (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any cost, fee, loss, liability, claim, demand, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) and/or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

        (a) any Breach of any representation or warranty made by the Sellers or the IRG Companies in this Agreement, the Schedules, the supplements to the Schedules, or any other certificate or document delivered by the Sellers or the IRG Companies pursuant to this Agreement; provided, that any Breach involving a failure to collect any Accounts Receivable within one year following the Closing Date shall be covered by subclause 11.2(f) and not this subclause (a);

          (b) any Breach of any representation or warranty made by the Sellers or the IRG Companies in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules;

          (c) any Breach by any Seller or any IRG Company of any covenant or obligation of such Seller or the IRG Companies in this Agreement;

          (d) any services or products offered or provided by any Seller or the IRG Companies or any Related Person prior to the Closing Date, including, without limitation, extensions of credit and placement of wagers;

          (e) any claim or demand related to the collection of the Designated Receivables;

          (f) any failure of the Buyers or the IRG Companies to collect (in full) all Accounts Receivable existing as of the Closing Date within one year following the Closing Date, provided that the principles for accounting for the collection of such Accounts Receivable shall be as agreed to by the Youbet Entities and the Sellers pursuant to a written agreement executed by the Youbet Entities and the Sellers at or before the Closing;

          (g) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or any of the IRG Companies (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; and

          (h) the failure at any time during any applicable tax period through and including the Closing Date, of IAGB to be an “S corporation” within the meaning of Section 1361(a) of the Code or the comparable provisions of applicable state and local Tax Laws.

          (i) the failure to pay any amounts due Buyers under Section 1.3(b).

          The remedies provided in this Section 11.2 will not be exclusive of or limit any other remedies that may be available to the Youbet Entities or the other Indemnified Persons, and shall, without limitation, extend to and include any third party claim or demand made by a Governmental Agency on the basis of any inaccurate or incomplete representation, warranty, covenant or agreement included in any document filed as an exhibit to the Youbet Entities’ SEC filings under the Securities Act or the Exchange Act.

     11.3 Indemnification by Buyer. The Buyers will indemnify and hold harmless the Sellers, and will pay to the Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by any Buyer in this Agreement or in any certificate delivered by any Buyer pursuant to this Agreement,

(b) any Breach by any Buyer of any covenant or obligation of any Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with any Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

     11.4 Limitations on Amount — the Sellers. The Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 11.2 until the total of all Damages with respect to such matters exceeds $25,000, and then only for the amount by which such Damages exceed $25,000. The Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (d) of Section 11.2 until the total of all Damages with respect to such matters exceeds $100,000, and then only for the amount by which such Damages exceed $100,000 (provided, that to the extent that a Breach by the Sellers can be attributed to Section 11.2(d) and any other Section of 11.2, such Breach shall be deemed to be attributed to the Section and clause with the lowest dollar threshold). The Sellers’ aggregate Liability for money Damages under this Agreement related to Breaches of representations and warranties will not exceed an amount equal to the Purchase Price, provided, however, that the limitation contemplated hereby will not be applicable with respect to (A) (1) the representations and warranties contained in Section 3.1 of this Agreement and (2) the representations and warranties contained in Sections 4.1, 4.2, 4.4, 4.10, 4.23, 4.25(b) through (f), 4.27, 4.28 and 4.32 of this Agreement, to the extent such Damages relate to Third Party Claims and (B) any agreement, covenant or obligation performed or due to be performed following the Closing. This Section 11.4 will not apply to any Breach of any of the Sellers’ representations and warranties of which either Seller had Knowledge at any time on or prior to the date on which such representation and warranty is made or any intentional Breach by any Seller of any agreement, covenant or obligation. The Sellers will be jointly and severally liable for all Damages with respect to all Breaches.

     11.5 Limitations on Amount — Buyers. The Buyers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 11.3 until the total of all Damages with respect to such matters exceeds $25,000, and then only for the amount by which such Damages exceed $25,000 (provided, that the foregoing $25,000 threshold shall not apply to the Buyers’ failure to pay the Purchase Price). The aggregate Liability for money Damages of the Buyers under this Agreement related to Breaches of representations and warranties, and covenants herein will not exceed an amount equal to the Purchase Price. However, this Section 11.5 will not apply to any Breach of any Buyers’ representations and warranties of which the Buyers had Knowledge at any time on or prior to the date on which such representation and warranty is made or any intentional Breach by any Buyer of any agreement, covenant or obligation.

11.6 Holdback; Right of Setoff.

          (a) Upon notice to the Sellers specifying in reasonable detail the basis for such setoff, the Buyers may set off any amount to which it or Youbet may be entitled under this Section 11 against amounts otherwise payable to any Seller (provided, that if it is ultimately determined that the Buyers are not entitled to such amounts, the Buyers shall promptly pay such amounts to such Seller). The exercise of such right of setoff by the Buyers in good faith, whether or not ultimately determined to be justified, will not constitute a Breach under any agreement or instrument pursuant to which any Youbet Entity is obligated to any Seller. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit any Youbet Entity in any manner in the enforcement of any other remedies that may be available to it.

          (b) Solely for purposes of determining any Youbet Entity’s right to withhold payments until damages are finally determined, the Sellers further acknowledge and agree that the Youbet Entities will be irreparably harmed if there is any breach of the indemnifications, acknowledgments, representations and warranties set forth in this Agreement or the Non-Competition Agreement to any degree and accordingly, subject to the provisions of this Agreement, the Sellers agree that in the event of any such breach by any Seller, the Buyers shall be entitled to withhold payment of any amount payable hereunder until the actual damages arising from the same are finally determined as set forth above; provided, however, that no exercise, non-exercise or waiver of a Youbet Entity’s rights under this Section 11.6(b) shall in any way limit, impair or modify any right or remedy of any Youbet Entity hereto, at law or equity.

     11.7 Procedure for Indemnification — Third Party Claims.

          (a) Promptly after receipt by an indemnified party under Section 11.2 or 11.3 of notice of the commencement of any Proceeding or indemnity claim or demand against it, including without limitation any claims arising out of stockholder derivative actions (“Third Party Claim”), such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give timely notice to the indemnifying party of the commencement of such claim, but the failure to timely notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such timely notice.

          (b) If any Proceeding referred to in Section 11.7(a) is brought against an indemnified party and it gives timely notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and to provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

          (c) Notwithstanding the foregoing, if the Buyers determine in good faith that there is a reasonable probability that a Proceeding may adversely affect it or Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement or if the Buyers determine (in their sole discretion) that the amount of damages might exceed $500,000, the Buyers may, by notice to the Seller, assume the exclusive right to defend, compromise, or settle such Proceeding; provided, that the Sellers will not be bound by any compromise or settlement effected without the consent of a majority of the Sellers (which consent may not be unreasonably withheld). All reasonable costs incurred in connection with the defense, compromise or settlement of such Proceedings shall be paid by Sellers.

          (d) The Parties hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any indemnified party for purposes of any claim that an indemnified party may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on the Parties with respect to such a claim anywhere in the world.

     11.8 Procedure for Indemnification — Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     11.9 No Claim for Indemnity. Sellers shall not make any Claim or demand for contribution or indemnity against any IRG Company (or their Related Persons) with respect to any matter as to which Sellers are obligated to provide indemnification under Section 11.2 (without regard to any limitations on or conditions to such indemnity that may otherwise exist under this Agreement or at Law) or which otherwise arise from any Breach by Sellers of this Agreement or the other Transaction Documents.

     12. GENERAL PROVISIONS.

     12.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. The Sellers will cause the IRG Companies not to incur any out-of-pocket expenses in connection with this

Agreement and the Contemplated Transactions or, if any such expenses are incurred, all such expenses shall reduce Working Capital. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     12.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the Buyers determine upon consultation with the Sellers, except that no such consultation shall be required in the event Buyers determine that such public announcement or similar publicity is required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulation. Unless consented to by the Buyers in advance or required by Legal Requirements, prior to the Closing the Sellers shall, and shall cause the IRG Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. The Sellers and the Buyers will consult with each other concerning the means by which the IRG Companies’ employees, customers, and suppliers and others having dealings with the IRG Companies will be informed of the Contemplated Transactions, and the Buyers will have the right to be present for any such communication. No communication regarding the Contemplated Transactions shall be made to the persons listed on Schedule 4.24 or Schedule 7.5(b) on less than five (5) business days prior written notice to the Youbet Entities and the Youbet Entities shall have the right to participate and/or be present in connection with any such communications.

     12.3 Return of Confidential Information. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, the Sellers waive, and will upon the Buyers’ request cause the IRG Companies to waive, any cause of action, right, or claim arising out of the access of the Youbet Entities and their related Parties and representatives to any trade secrets or other confidential information of the IRG Companies except for the intentional competitive misuse by any Youbet Entity of such trade secrets or confidential information.

     12.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

     Sellers:

Louis J. Tavano
3061 Sheridan Street, Suite A
Las Vegas, Nevada 89102
Facsimile: (702) 368-1153

James Scott
3061 Sheridan Street, Suite A
Las Vegas, Nevada 89102

Facsimile: (702) 368-1153

Richard M. Tavano
3061 Sheridan Street, Suite A
Las Vegas, Nevada 89102
Facsimile: (702) 368-1153

     with a copy to:

Kirkpatrick & Lockhart Nicholson Graham LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, CA 90067
Attention: Dennis M.P. Ehling
Facsimile: 310-552-5001

     Buyers:

IRG Holdings Curacao, N.V.
c/oYoubet.com, Inc.
5901 De Soto Ave.
Woodland Hills, CA 91367
Attention: Scott Solomon
Facsimile: (818) 668-2101

IRG US Holdings Corp..
c/oYoubet.com, Inc.
5901 De Soto Ave.
Woodland Hills, CA 91367
Attention: Scott Solomon
Facsimile: (818) 668-2101

     with a copy to:

Sheppard, Mullin, Richter & Hampton LLP
333 South Hope Street, Suite 4800
Los Angeles, California 90071
Attention: David Sands
Facsimile: (213) 443-2743

     12.5 Jurisdiction; Service of Process. Subject to Section 12.12, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Los Angeles, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of Southern California, and the Sellers consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein; provided, however, that any proceeding seeking to enforce any provision of, or based on any right arising out of the Noncompetition Agreement may be brought against the Sellers and Management Co. in the courts of the State of Nevada. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     12.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     12.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     12.8 Entire Agreement; Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (other than the NDA and paragraphs 5, 6 and 7 of the Letter of Intent) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Buyer, Youbet, the IRG Companies and at least two Sellers.

12.9 Schedules.

          (a) The disclosures in the Schedules, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

          (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     12.10 Assignments; Successors, and No-Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that any Youbet Entity may assign any of its rights under this Agreement to any Subsidiary or Related Person or to any successor to any Youbet Entity by sale, merger, consolidation, reorganization or similar transaction without the prior written consent of any Seller. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     12.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, UNCONDITIONALLY, IRREVOCABLY AND INTENTIONALLY FOREVER WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER ARISING IN TORT OR CONTRACT) BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (VERBAL OR WRITTEN) OR ACTION OF ANY PERSON OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THIS AGREEMENT (INCLUDING WITHOUT LIMITATION ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS PROVISION IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT

     12.12 Resolution of Disputes. In the event of any dispute arising hereunder, including, without limitation, a breach of the Noncompetition Agreement by any Seller (“Disputes”), and without, in any way, limiting any Party’s rights and remedies under any Transaction Document, the Parties submit to the jurisdiction of any state or federal court sitting in the State of California located in the county of Los Angeles, and agree that all claims in respect of the action may be heard and determined in any such court.

     12.13 Confidentiality of Disputes. If a Dispute occurs, including any dispute the resolution of which is governed by Section 12.12, each party shall keep confidential the existence, the nature of and any information concerning such dispute including, without limitation, the identity of the Mediator or Arbitrator (as applicable), the fact that a Dispute exists and the content and nature of any filings made in such Dispute. In addition, if any Proceeding is held with respect to such Dispute, the parties shall use their Best Efforts to cause such Proceeding to be conducted in confidence and the filings made in connection therewith and the results thereof to be maintained in confidence (subject to the rules of the forum of the dispute). The parties may disclose the existence of a Proceeding (or the substance thereof) to the extent necessary to enforce an arbitration award, or to enforce the parties’ obligation to comply with the applicable provisions of Section 12.12. Nothing in this Section 12.13 or in Section 12.12 shall (a) prohibit or limit the Buyer from disclosing any such information it believes necessary or advisable to disclose pursuant to the Exchange Act or Securities Act or (b) prohibit a party from disclosing information concerning a Dispute to its legal or accounting advisors; provided, that in the case of this subclause (b), (i) such disclosure is reasonably necessary for the advisor to provide advice or services to the party in connection with the Dispute, and (ii) the party informs its advisor of the confidential nature of the information and instructs such advisor to comply with the provisions of this Section 12.13 (it being agreed that the party will be responsible to the other party for any non-permitted disclosure by the advisor).

     12.14 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     12.15 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

     12.16 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     12.17 Governing Law. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

     12.18 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     13. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 13, in addition to the defined terms appearing in Schedule 1.3(a) hereof:

     "Accounts Receivable” means money owed by customers for wagers placed on credit from the Company.

     "Additional Cash Payments” is defined in Section 1.3(a)(4).

     "Agreement” is defined in the first paragraph of this Agreement.

     "Applicable Contract” means any Contract (a) under which any of the IRG Companies has or may acquire any rights, (b) under which any of the IRG Companies has or may become subject to any obligation or liability, or (c) by which any of the IRG Companies or any of the assets or properties owned, possessed or used by it (or in which either has an interest) is or may become bound.

     "Applicable Rate” means simple interest rate of five percent (5%) per annum.

     "Balance Sheet Date” means April 30, 2005.

     "Best Efforts” means the efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that no such use, expenditure, or incurrence will be required if it would have a Material Adverse Effect on such Person calculated immediately prior to the Closing Date.

     "Breach” means (a) any breach, inaccuracy, failure to perform, failure to comply, conflict with, failure to notify, default, or violation or (b) any other act, omission, event, occurrence or condition the existence of which would (i) permit any Person to accelerate any obligation or terminate, cancel, or modify any right or obligation or (ii) require the payment of money or other consideration.

     "Broker” is defined in Section 3.1(c).

     "Business” is defined in the Recitals of this Agreement.

     "Buyers” is defined in the first paragraph of this Agreement.

     "Buyers’ Advisors” is defined in Section 5.1.

     "Closing” is defined in Section 2.1.

     "Closing Date” means the date and time as of which the Closing actually takes place.

     "Closing Date Anniversary” means the annual anniversary of the Closing Date.

     "Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or similar rights with respect to a Person.

     "Company” is defined in the first paragraph of this Agreement.

     "Company Shares” is defined in the Recitals.

     "Competing Business” is defined in Section 4.23.

     "Conclusive Adjustment Amount” is defined in Section 1.3(b)(2)(B).

     "Confidential Information” means any information concerning the businesses and affairs of the Buyers or an IRG Company other than information disclosed to the public generally by the Buyers (which, for this purpose, excludes any information disclosed by the Sellers or their Related Persons in breach of any Transaction Document).

     "Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:

          (a) the sale of the Shares by the Sellers to the Buyers;

          (b) the execution, delivery, and performance of the Transaction Documents;

          (c) the performance by the Buyers and the Sellers of their respective covenants and obligations under the Transaction Documents; and

          (d) the Buyers’ acquisition and ownership of the Shares and exercise of control over the IRG Companies.

     "Contract” means any contract, agreement, arrangement, Commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

     "Damages” is defined in Section 11.2.

     "Decision Notice” is defined in Section 1.3(b)(2)(C).

     "Disputes” is defined in Section 12.12.

     "Encumbrance” means any Order, Security Interest, Contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Enforceable.” A Contract is “Enforceable” if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

     "Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests, or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirectly equity ownership or participation.

     "ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

     "Expiration Date” is defined in Section 10.1(d).

     "Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by any IRG Company and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned or operated by any IRG Company.

     "Final Purchase Price” is defined in Section 1.3(b)(2)(D).

     "Financial Statements” is defined in Section 4.5.

     "GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other audited financial statements referred to in Section 4.5 were prepared.

     "Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body” means any US or foreign (including, without limitation, the Netherlands Antilles):

          (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (d) multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Governmental Body” does not include any tracks or racing associations, regardless of whether any such tracks or racing associations are owned by, managed by, or affiliated with any of the entities described in (a) through (e) above.

     "Handle” means the gross amount of a wager placed by the Company’s existing or future customers in a given gaming event.

     "Host Track Fees” means fees paid to the Host Tracks on pari-mutuel wagers.

     "Host Tracks” means the tracks with which the IRG Companies have Contracts for Pari-mutuel wagering.

     "HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "IAGB” is defined in the Preamble.

     "IAGB Buyer” is defined in the Preamble.

     "IAGB Shares” is defined in the Recitals.

     "Indemnified Persons” is defined in Section 11.2.

     "Intellectual Property” is defined in Section 4.21.

     "Interim Balance Sheet” is defined in Section 4.9.

     "IRC” means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "IRG Buyer” is defined in the Preamble.

     "IRG Companies” is defined in the Preamble.

     "IRG Handle” means the total Handle for the Company from all sources.

     "IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "Joinder Agreement” is defined in Section 2.2(m).

     "Knowledge” means an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

          (f) such individual is actually aware of such fact or other matter; or

          (g) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     "Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Body, each as amended and now and hereinafter in effect.

     "Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty, and, in addition, with respect to the Seller or the IRG Companies, shall include:

          the national ordinance on the establishment of economic zones (PB 2001, No 68) in the Netherlands Antilles, and the Curacao Internet Gaming Association Operator Member tenets (the “CIGA Operator Members”) as in effect from time to time.

     "Letter of Intent” is defined in Section 5.7.

     "Liability” or “Liable” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

     "Lock-Up Agreement” is defined in Section 1.3(a)(2).

     "Management Agreement” is defined in Section 2.2(l).

     "Management Co.” is defined in Section 2.2(e).

     "Master License Certificate” is defined in Section 2.2(i).

     "Material Adverse Effect” means a change (or effect) in the condition (financial or otherwise), properties, assets, Liabilities, rights, obligations, operations, business, or prospects which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, Liabilities, rights, obligations, operations, business, or prospects.

     "Measuring Period” — the period between (i) the Closing or the most recently passed Closing Date Anniversary, whichever is later, and (ii) the date of the event at which a Measuring Period is determined. “Measuring Period” excludes any period commencing after the third Closing Date Anniversary.

     "NDA” is defined in Section 5.1.

     "Net Commissions” — means the aggregate amounts paid or reimbursed (directly or indirectly) as compensation by IRG under all applicable simulcast wagering Contracts to which IRG, on the one hand, and any Host Track, on the other hand, is a party, after paying all third party fees required by law or Contract to accept the wager and merge the wager into the Host Track pools. For purposes of determining Net Commissions, third party fees include but are not limited to: (i) all taxes and tariffs, (ii) all Host Track Fees, (iii) all totalizator fees, (iv) all finder fees (excluding only offsets payable on account of Youbet Referral Handle under Paragraph 7 of this Schedule 1.3(a)), (v) all rebates (or similar amounts) due or payable to any person who has placed a wager, and (vi) all interface fees. To the extent there is a change in the totalizator used by the Company following the Closing, then third party fees shall exclude only that portion of taxes and interface fees which, if included in third party fees, would cause the aggregate of third party fees (measured on a percentage basis) to exceed a Baseline to be identified by the Parties. If Seller does not consent to an agreement with source market fees, then any Handle derived from such source market agreements will be excluded from the calculation of IRG Handle.

     "Net Commission Percentage” — means the actual Net Commission in a particular Measuring Period divided by the IRG Handle for the same Measuring Period, expressed as a percentage.

     "Noncompetition Agreement” is defined in Section 2.2(n).

     "Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Body, arbitrator, or mediator.

     "Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

          (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     "Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating agreement and articles or certificate of organization of a limited liability company; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

     "Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law, Legal Requirement, Governmental Body or Contract.

     "Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Post-Closing Estimated Adjustment Amount” is defined in Section 1.3(b)(2)(A).

     "Pre-Closing Taxes” is defined in Section 9.7.

     "Proceeding” means any action, arbitration, audit, hearing, investigation, indictment, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Purchase Price” has its meaning set forth in Section 1.3.

     "Purchase Price Adjustments” has its meaning set forth in Section 1.3(b).

     "Registration Rights Agreement” is defined in Section 2.2(s).

     "Related Person” means with respect to a particular individual:

          each other member of such individual’s Family;

          (d) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

          (e) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

          (f) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

     With respect to a specified Person other than an individual:

          any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

          (g) any Person that holds a Material Interest in such specified Person;

          (h) each Person that serves as a director, officer, partner, manager, executor, or trustee of such specified Person (or in a similar capacity);

          (i) any Person in which such specified Person holds a Material Interest;

          (j) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

          (k) any Related Person of any individual described in clause (b) or (c).

          For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

     "Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

     "Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Required Installment Payment” is defined in Section 1.3(e).

     "Restricted Stock” is defined in Section 1.3(a)(3).

     "Restricted Stock Agreement” is defined in Section 1.3(a)(3).

     "Schedules” mean the Schedules delivered by the Sellers to the Buyers concurrently with the execution and delivery of this Agreement.

     "SEC” means the Securities and Exchange Commission.

     "Securities Act” means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right, except for (i) liens for taxes, assessments, governmental charges, or claims that are being contested in good faith by appropriate Actions promptly instituted and diligently conducted and only to the extent that a reserve or other appropriate provision, if any, has been made on the face of the Financial Statements in an amount equal to the Liability for which the lien is asserted, (ii) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including Contractual landlords’ liens) arising in the Ordinary Course of Business and with respect to amounts not yet delinquent and being contested in good faith by appropriate proceedings, only to the extent that a reserve or other appropriate provision, if any, has been made on the face of the Financial Statements in an amount equal to the Liability for which the lien is asserted; and (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security.

     "Sellers” is defined in the first paragraph of this Agreement.

     "Sellers’ Opinion” is defined in Section 2.2(q).

     "Sellers’ Release” is defined in Section 2.2(k).

     "Shares” are defined in the Recitals of this Agreement.

     "Straddle Period” is defined in Section 9.7.

     "Straddle Period Taxes” is defined in Section 9.7.

     "Sub-License Agreement” refers to the agreement dated as of June 26, 2000 by and between Gaming Service Provider, N.V., a corporation formed under the laws of Curacao, Netherlands Antilles and IRG.

     "Sub-License Certificate” is defined in Section 2.2(j).

     "Subsidiary” with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

     "Tax” (and, with correlative meaning, “Taxes”) means (a) all U.S. federal, state, local, provincial, foreign or other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind, including all income, franchise, sales, use, ad valorem, transfer, license, recording, employment (including federal and state income tax withholding, backup withholding, FICA, FUTA or other payroll taxes), environmental, excise, severance, stamp, occupation, premium, prohibited transaction, property, value-added, net worth, or any other taxes and any interest, penalties and additions imposed with respect to such amounts or (b) any liability to pay or reimburse any amounts of the type described in the preceding clause (a) as a result of being party to any agreement to indemnify any Person, being a successor or transferee of any Person, or being a member of an affiliated, consolidated, combined, unitary, or other group.

     "Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Third Party Claim” is defined in Section 11.7(a).

     "Threatened” means a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing), any notice has been given (orally or in writing), any claim has been filed (whether or not served), or if any other event has occurred or any other circumstances exist, that would lead a prudent

Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     "Transaction” means (a) the sale of the Shares by the Sellers to the Buyers and the Buyers’ delivery of the Purchase Price therefor; (b) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith, including each Transaction Document; and (c) the performance by the Buyers and the Seller parties of their respective covenants and obligations (pre- and post-Closing) under this Agreement.

     "Transaction Documents” means this Agreement, the Noncompetition Agreement, the Restricted Stock Agreement, the Management Agreement, the Lock-Up Agreement, the Sellers’ Release, the Joinder Agreement, the Registration Rights Agreement, and the Youbet Guaranty.

     "Transfer Taxes” means any and all sales, use, transfer, recording, stamp and other similar Taxes and fees.

     "Trigger Measuring Period” means the Measuring Period in which a Triggering Event occurs.

     "Triggering Events” is defined in Section 1.3(e).

     "Valuation Expert” is defined in Section 1.3(b)(2)(C).

     "Working Capital” means an amount equal to the cash plus Accounts Receivable of the IRG Companies, less (i) the current liabilities of the IRG Companies (determined in accordance with GAAP), (ii) all professional fees and expenses (including, without limitation, legal, financial and accounting fees) incurred by any Seller or either of the IRG Companies in connection with the Contemplated Transactions, and (iii) all employment termination and severance expenses incurred by any Seller or either of the IRG Companies in connection with the Contemplated Transactions.

     "Youbet Common Stock” ,means the common stock, par value $0.001 per share, of Youbet.

     "Youbet Guaranty” is defined in Section 2.3(g).

     "Youbet Referral Handle” — means IRG Handle generated from Persons referred to the Company by (a) employees or consultants of the Youbet Entities or a Related Person or (b) third parties who are parties to finder or referral arrangements with the Youbet Entities or a Related Person, provided however that Youbet Referral Handle shall not include any IRG Handle generated from or through Persons identified on Schedule 4.24, and provided further that Youbet Referral Handle shall only include IRG Handle generated through Persons identified on Schedule 7.5(b) to the extent that such Persons initially refer the customers generating such Handle to Youbet instead of to IRG for a particular wager.

[Signatures on the Following Page]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

YOUBET ENTITIES

IRG HOLDINGS CURACAO, N.V.

By:	/s/ Victor Gallo

Name:	Victor Gallo

Title:	Vice President

IRG US HOLDINGS CORP.

By:	/s/ Victor Gallo

Name:	Victor Gallo

Title:	Vice President

IRG COMPANIES

INTERNATIONAL RACING GROUP, N.V.

By:	/s/ Louis J. Tavano

Name:	Louis J. Tavano

Title:	Managing Director

IT’S ALL GOOD BUDDY, INC.

By:	/s/ Louis J. Tavano

Name:	Louis J. Tavano

Title:	President

SELLERS

/s/ Louis J. Tavano

Louis J. Tavano

/s/ James Scott

James Scott

/s/ Richard M. Tavano

Richard M. Tavano

Signature Page to Stock Purchase Agreement

EXHIBITS

Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits listed below have been omitted. A copy of the omitted exhibits will be furnished to the Securities and Exchange Commission upon their request.

A	Form of Lock-up Agreement
B	Form of Restricted Stock Agreement
C	Form of IRG Companies’ Officer’s Certificate
D	Master License Certificate
E	Sub-License Certificate
F	Form of Sellers’ Release
G	Form of Management Agreement
H	Form of Joinder Agreement
I	Form of Noncompetition Agreement
J	Form of Sellers’ Opinion
K	Form of Registration Rights Agreement
L	Form of Buyers Officer’s Certificate
M	Form of Youbet Guaranty

-i-

SCHEDULES

Pursuant to Item 601(b)(2) of Regulation S-K, the schedules listed below, other than Schedule 1.3(a), have been omitted. A copy of the omitted schedules will be furnished to the Securities and Exchange Commission upon their request.

Schedule 1.3(a)	Additional Cash Payments
Schedule 1.3(c)	Cash Allocation of Purchase Price
Schedule 1.3(d)	Allocation of Purchase Price
Schedule 2.3(a)	Allocation of Cash to Bank Accounts of Sellers
Schedule 2.3(b)	Allocation of Stock Certificates to Sellers
Schedule 3.1(d)	Shares; Seller Information
Schedule 3.2(c)	Buyers’ Consents
Schedule 4.1	IRG Companies
Schedule 4.3	Consents
Schedule 4.5	Financial Statements
Schedule 4.6(c)	Credit Policy
Schedule 4.7	Real Property
Schedule 4.12	Employee Benefits
Schedule 4.13(a)	Compliance with Legal Requirements
Schedule 4.13(b)	Governmental Authorizations
Schedule 4.16(a)	Employee Contracts
Schedule 4.16(b)	Host Track Contracts
Schedule 4.16(c)	Other Contracts
Schedule 4.19(b)	Employees; Severance
Schedule 4.21	Intellectual Property
Schedule 4.23	Related Person Transactions
Schedule 4.24	Customers
Schedule 4.25	Advance Deposits
Schedule 4.26	Permits
Schedule 4.29	Bank Accounts
Schedule 4.31	Customer Approval
Schedule 4.32	Accounts Receivable
Schedule 7.5(b)	Finders

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SCHEDULE 1.3(a)

ADDITIONAL CASH PAYMENTS

This Schedule 1.3(a) sets forth the calculation of certain additional cash payments on account of the Purchase Price (collectively, “Additional Cash Payments”) to which Sellers (in the aggregate) may be entitled during, or in respect of, the three year period following the Closing. The parties understand, acknowledge and agree that, as more fully set forth in the Agreement, there is no guarantee or assurance of any minimum Additional Cash Payments, and the parties have not entered into the Agreement on the basis of any express or implied guarantee or assurance.

          Generally; Timing of Payments. To the extent any Additional Cash Payments become due to Sellers, such payments shall be allocated among them as set forth on Schedule 2.3(a) of the Agreement. Any Additional Cash Payments for a particular Measuring Period shall be made in a single payment within 90 days after each of the first, second and third Closing Date Anniversaries.

          Base Installment Payments. Sellers shall be entitled to receive up to $5,700,000 in cash payable in aggregate annual installments (each a “Base Installment Payment”), for each Measuring Period, equal to the lesser of $1,900,000 or the Adjusted Installment Payment (as calculated below) for such Measuring Period.

          First Year Adjusted Installment: The First Year Adjusted Installment equals the greater of (i) if IRG Handle for the First Measuring Period yields a Net Commission Percentage of at least Baseline Percentage, but is less than $140,000,000, an amount equal to $1,900,000 multiplied by the following quotient: [IRG Handle divided by $140,000,000], or (ii) one-third (1/3) of the following calculation:

          [X multiplied by $8.7M ]Minus $3M

          Where:

X = the lesser of one (1) or	[	(A x B)	]	where:
($140M x Z)

A = IRG Handle for the First Measuring Period

B = the Net Commission Percentage, expressed as a decimal, on IRG Handle for the First Measuring Period

Z = the Baseline Percentage, expressed as a decimal

M = million

Second Year Adjusted Installment: The Second Year Adjusted Installment shall equal:

(i) if the Net Commission Percentage on IRG Handle for the First Measuring Period is at least Baseline Percentage, the greater of (A) if IRG Handle for the Second Measuring Period yields a Net Commission Percentage of at least Baseline Percentage, but is less than $140,000,000, an amount equal to $1,900,000 multiplied by the following quotient: [IRG Handle divided by $140,000,000], or (ii) one-third (1/3) of the following calculation:

          [X multiplied by $8.7M] Minus $3M

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          Where:

X = the lesser of one (1) or	[	(A x B)	]	where:
($140M x Z)

A = IRG Handle for the Second Measuring Period

B = the Net Commission Percentage, expressed as a decimal, on IRG Handle for the Second Measuring Period

Z = the Baseline Percentage, expressed as a decimal

M = million

(ii) if the Net Commission Percentage on IRG Handle for the First Measuring Period is less than Baseline Percentage, one-third (1/3) of the following calculation:

          [X multiplied by ($6.8M + C)]Minus $3M

X = the lesser of one (1) or	[	(A x B)	]	where:
($140M x Z)

A = IRG Handle for the Second Measuring Period

B = the Net Commission Percentage, expressed as a decimal, on IRG Handle for the Second Measuring Period

Z = the Baseline Percentage, expressed as a decimal

C = the Base Installment Payment for the First Measuring Period

M = million

Third Year Adjusted Installment: The Third Year Adjusted Installment shall equal:

(i) if the Net Commission Percentage on IRG Handle for each of the First Measuring Period and the Second Measuring Period is at least Baseline Percentage, the greater of (A) if IRG Handle for the Third Measuring Period yields a Net Commission Percentage of at least Baseline Percentage, but is less than $140,000,000, an amount equal to $1,900,000 multiplied by the following quotient: [IRG Handle divided by $140,000,000], or (ii) one-third (1/3) of the following calculation:

          [X multiplied by $8.7M ]Minus $3M

          Where:

X = the lesser of one (1) or	[	(A x B)	]	where:
($140M x Z)

A = IRG Handle for the Third Measuring Period

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B = the Net Commission Percentage, expressed as a decimal, on IRG Handle for the Third Measuring Period

Z = the Baseline Percentage, expressed as a decimal

M = million

(ii) if the Net Commission Percentage on IRG Handle for either of the First Measuring Period or the Second Measuring Period less than Baseline Percentage, one-third (1/3) of the following calculation:

          [X multiplied by ($4.9M + C)]Minus $3M

X = the lesser of one (1) or	[	(A x B)	]	where:
($140M x Z)

A = IRG Handle for the Third Measuring Period

B = the Net Commission Percentage, expressed as a decimal, on IRG Handle for the Third Measuring Period

Z = the Baseline Percentage, expressed as a decimal

C = the sum of the Base Installment Payments for the First Measuring Period and the Second Measuring Period

M = million

          Limitations on Payments. The aggregate of all payments in Paragraphs 2 and 4(d) of this Schedule 1.3(a) shall not exceed the product of (i) the number of Measuring Periods then completed and (ii) $1,900,000.

          Excess Hurdle Payment.

          In the event that for all Measuring Periods then completed (i) the aggregate IRG Handle exceeds the product of the number of completed Measuring Periods and $140,000,000 (the “Aggregate Hurdle”) and (ii) the Net Commission Percentage on such aggregate IRG Handle is at least Baseline Percentage, then Sellers shall be entitled to receive an amount equal to one percent (1.0%) of the amount by which (x) the aggregate IRG Handle (for all completed Measuring Periods) exceeds the Aggregate Hurdle (such excess amount referred to as “Excess Qualifying IRG Handle”).

          The maximum payment under Paragraph 4(a) for each Measuring Period (the “Excess Hurdle Payment Cap”) will be equal to the amount by which (i) $500,000 multiplied by the number of completed Measuring Periods exceeds (ii) any payments made for any prior Measuring Period under Paragraph 4(a) of this Schedule 1.3(a). The amount actually paid to Sellers for any particular Measuring Period under Paragraph 4(a) is referred to as the “Excess Hurdle Payment.”

          In no event shall the Excess Hurdle Payments exceed $1,500,000 in the aggregate.

          In the event that an Excess Hurdle Payment is due for any Measuring Period, then Sellers will also be entitled to receive, at the same time as the other payments of Additional Cash Payments for said Measuring Period, an additional payment on account of the Purchase Price equal to :

          A x (B/C), where

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     A = the Installment Carryforward for the prior Measuring Period.

     B = the Excess Hurdle Payment for the current Measuring Period.

     C = the Excess Hurdle Payment Cap for the current Measuring Period.

          Excess IRG Handle Payment. In the event that both (a) the aggregate IRG Handle for a particular Measuring Period exceeds $235,000,000 and (b) the Net Commission Percentage on such aggregate IRG Handle is at least Baseline Percentage, then in addition to any payments due for such Measuring Period on account of the Purchase Price under this Schedule 1.3(a), Sellers shall receive an amount equal to the result of the following: (x) [the IRG Handle for such Measuring Period minus $235,000,000] divided by $1,000,000; multiplied by (y) $10,000.

          Three Year Measuring Period IRG Handle Payment. In the event that both (a) the aggregate IRG Handle for all three Measuring Periods is at least $570,000,000 and (b) the Net Commission Percentage on such aggregate IRG Handle is at least Baseline Percentage, then in addition to any payments on account of the Purchase Price set forth in this Schedule 1.3(a), Sellers shall receive a one-time payment (after the Third Measuring Period) of $2,500,000 less the aggregate Referral Offset (as defined below) applicable to such Three Year Measuring Period IRG Handle Payment.

          Youbet Referral Handle. To the extent that any IRG Handle includes (as a portion thereof) any Youbet Referral Handle, then the aggregate of the Additional Cash Payments due for each Measuring Period under Paragraphs 2, 4 and 5, and the payment due under Paragraph 6, of this Schedule 1.3(a) shall be reduced by the product of 0.5% and the aggregate of the Youbet Referral Handle so included in the IRG Handle for the Measuring Period (such product being referred to herein as the “Referral Offset”). Solely for purposes of calculating the Referral Offset under paragraph 6, IRG Handle shall exclude any Youbet Referral Handle that both (a) would cause the IRG Handle to exceed $570,000,000 for the Three Year Measuring Period and (b) is not necessary for the Net Commission Percentage on all IRG Handle during such period to be at least Baseline Percentage. Solely by way of example, if the aggregate IRG Handle is $175 million for the Third Measuring Period and, of that total, $25 million is Youbet Referral Handle, then the sum of the Base Installment Payment, any Excess Hurdle Payment and any payment under Paragraph 4(d) above for the Third Measuring Period would be reduced by $125,000. In addition, and solely by way of example, if (a) IRG Handle for the Three Year Measuring Period is $600,000,000 and the Net Commission Percentage is 2.0% on such IRG Handle, (b) of such total, $100,000,000 is Youbet Referral Handle, and (c) by excluding $30,000,000 of such Youbet Referral Handle, the Net Commission Percentage would continue to be at least Baseline Percentage on all such IRG Handle, Sellers would be entitled to the $2,500,000 payment under Paragraph 6 of this Schedule 1.3(a), and the Referral offset on such $2,500,000 payment would be $350,000.

          Definitions. The following additional definitions apply to terms not otherwise defined in this Schedule 1.3(a) or elsewhere in the Agreement:

          ”Adjusted Installment Payment” means any of the First Year Adjusted Installment, Second Year Adjusted Installment and Third Year Adjusted Installment.

          ”Baseline Percentage” means a percentage mutually identified and agreed by the Parties in writing on or prior to the Closing Date.

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          “First Measuring Period” means the Measuring Period commencing on the day after the Closing Date and ending on the first Closing Anniversary.

          “Installment Carryforward” means (i) with respect to the First Measuring Period, the amount (if any) by which $1,900,000 exceeds the Base Installment Payment for the First Measuring Period and (ii) with respect to the Second Measuring Period, the amount (if any) by which $3,8000,000 exceeds the aggregate of the Base Installment Payments for the First Measuring Period and the Second Measuring Period less (in the case of this subclause (ii)) any Installment Carryforward paid to Sellers following (and for) the Second Measuring Period.

          “Second Measuring Period” means the Measuring Period commencing on the first day after the first Closing Anniversary and ending on the second Closing Anniversary.

          “Third Measuring Period” means the Measuring Period commencing on the first day after the second Closing Anniversary and ending on the third Closing Anniversary.

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